Filed pursuant to Rule 424b3
Registration Statement No. 333-274949

PROSPECTUS SUPPLEMENT

(To Prospectus Dated February 12, 2024)

U.S.$7,000,000,000

Québec

Medium-Term Notes, Series A

Due Nine Months or More from Date of Issue

We plan to offer and sell notes with the following terms:

•	Payments on the notes will be made in U.S. dollars or other currencies.

•	The notes will mature nine months or more from the date of issue.

•	If specified in a pricing supplement, the notes may be redeemed or repaid before their stated maturity at our option or that of holders of the notes.

•	The notes will have minimum denominations of U.S.$1,000. We will specify the minimum denominations for notes denominated in another currency in the applicable pricing supplement.

•	Payments of principal of and any interest on the notes may be indexed to the rate or price of commodities, currencies or other indices.

•	The notes will be in book-entry form except in limited circumstances.

•	The notes will bear interest either at a fixed or floating rate. The floating interest rate formula may be based on one or more of the following:

–	CMT rate
–	Commercial paper rate
–	EURIBOR
–	Federal funds rate
–	SOFR
–	Prime rate
–	Treasury rate
–	Other rate as specified in the applicable pricing supplement

•

Unless otherwise specified in a pricing supplement, we will pay interest on fixed rate notes on May 15 and November 15 of each year, or annually on each May 15. We will pay interest on floating rate notes on a monthly, quarterly, semi-annual or annual basis

We will specify in the pricing supplement the final terms for each note. Those terms may differ from the terms described in this prospectus supplement.

Investing in the notes involves risks. See “Risk Factors” on page S-1.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or determined if this prospectus supplement, the accompanying prospectus or any pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

We may sell notes to one or more Agents referred to below as principal for resale at varying or fixed offering prices or through one or more Agents using their reasonable efforts to sell the notes on our behalf. We will receive between 99.350% and 99.875% of the proceeds from the sale of the notes, after paying the Agents’ discounts and commissions of between 0.125% and 0.650% of the principal amount of any notes sold through the Agents, as agreed upon at the time of acceptance of an offer, unless a different commission percentage is specified in the applicable pricing supplement. We may also sell notes to any Agent, acting as principal, at a price equal to 100% of its principal amount less a discount to be agreed upon at the time of sale but which shall not exceed the maximum commission applicable to an agency sale of a note of identical stated maturity. We may also sell notes without using any Agents and may accept offers to purchase notes through other dealers on the same terms and conditions that apply to purchases of the notes through the Agents. The Agents’ discounts and commissions may be higher if the stated maturity of the notes exceeds 30 years.

BofA Securities	BMO Capital Markets		CIBC Capital Markets

Deutsche Bank Securities	HSBC		J.P. Morgan

RBC Capital Markets	NatWest Markets	Scotiabank	TD Securities

The date of this Prospectus Supplement is February 12, 2024.

Prospectus Supplement

Prospectus

INTRODUCTORY STATEMENT

We intend to use this prospectus supplement, the attached prospectus and a related pricing supplement to offer our notes from time to time.

The notes offered by this prospectus supplement and the prospectus constitute one or more separate series of our debt securities being offered by us from time to time and registered under registration statement no. 333-274949, which we have filed with the SEC, Washington, D.C. under the United States Securities Act of 1933, as amended (the “Securities Act”).

Under our agreement with the Agents, we will represent to the Agents, each time we accept an offer by the Agents to purchase notes, that the attached prospectus, this prospectus supplement, and any further amendment or supplement, including any document incorporated by reference, will not include any untrue statement of a material fact or omit to state any material fact necessary to make the other statements not misleading.

This prospectus is not an offer to sell the notes, and it is not soliciting an offer to buy the notes in any jurisdiction where that offer or sale is not permitted.

References in this prospectus supplement to “we”, “our” and “us” mean Québec. Capitalized terms used herein but not otherwise defined have the meaning ascribed to such terms in the prospectus.

RISK FACTORS

Your investment in the notes is subject to certain risks. You should consult with your own financial and legal advisers about the risks of investing in the notes and the suitability of the notes for you in light of your particular circumstances. Before investing in the notes, you should consider carefully, among other factors, the matters described below.

Notes indexed to interest rate, currency or other indices or formulas are more volatile than conventional debt securities.

If you invest in notes indexed to one or more interest rates, currencies or other indices or formulas, you could be subject to significant risks not associated with a conventional fixed rate or floating rate debt security. These risks include fluctuations in the particular indices or formulas and the possibility that you will receive a lower amount of principal or interest, or none at all. You may also receive payments at different times than you expected. The value of an index can fluctuate based on a number of interrelated factors, including economic, financial and political events, in the United States, Canada or elsewhere, over which we have no control. In addition, if the formula used to determine amounts payable in respect of a note contains a multiplier or leverage factor, the effect of any change in the underlying index will be magnified. The values of many indices and formulas have been volatile and volatility in those and other indices and formulas may be expected in the future. You should not view the historical performance of an index as an indication of its future performance.

Risks relating to floating rate notes.

If your notes are floating rate notes or otherwise directly linked to a floating rate for some portion of the notes’ term, no interest will accrue on the notes with respect to any interest period for which the applicable floating rate specified in the applicable pricing supplement is zero on the related interest rate reset date. Floating interest rates, by their very nature, fluctuate, and may be as low as 0.0%. Also, in certain economic environments, floating rates of interest may be less than fixed rates of interest for instruments with a similar credit quality and term. As a result, the return you receive on your notes may be less than a fixed rate security issued for a similar term by a comparable issuer.

Risks relating to SOFR notes.

On June 22, 2017, the Alternative Reference Rates Committee (“ARRC”) convened by the Board of Governors of the Federal Reserve System and the Federal Reserve Bank of New York identified SOFR (as defined under “Description of the Notes— Interest-Bearing Notes—Calculation Agent—5. SOFR”) as the rate that, in the consensus view of ARRC, represented best practice for use in certain new U.S. dollar derivatives and other financial contracts. SOFR is a broad measure of the cost of borrowing cash overnight collateralized by U.S. Treasury securities, and has been published by the Federal Reserve Bank of New York since April 2018. The Federal Reserve Bank of New York has also published historical indicative Secured Overnight Financing Rates going back to 2014. Investors should not rely on any historical changes or trends in SOFR as an indicator of future changes in SOFR.

Because SOFR is published by the Federal Reserve Bank of New York based on data received from other sources, we have no control over its determination, calculation or publication. The Federal Reserve Bank of New York notes on its publication page for SOFR that use of SOFR is subject to important limitations and disclaimers, including that the Federal Reserve Bank of New York may alter the methods of calculation, publication schedule, rate revision practices or availability of SOFR at any time without notice. There can be no guarantee, particularly given its relatively recent introduction, that SOFR will not be discontinued or fundamentally altered in a manner that is materially adverse to the interests of investors in SOFR notes. If the manner in which SOFR is calculated is changed, that change may result in a reduction of the amount of interest payable on SOFR notes and the trading prices of such notes. In addition, the Federal Reserve Bank of New York may withdraw, modify or amend published SOFR data in its sole discretion and without notice. The interest rate for any day will not be adjusted for any modifications or amendments to SOFR data that the Federal Reserve Bank of New York may publish after the interest rate for that day has been determined.

Additionally, since the initial publication of SOFR, daily changes in SOFR have, on occasion, been more volatile than daily changes in other benchmark or market rates. Although occasional, increased daily volatility in SOFR would not necessarily lead to more volatile interest payments. The return on and value of SOFR notes (as defined under “Description of the Notes— Interest-Bearing Notes— Floating Rate Notes”) may fluctuate more than floating rate notes that are linked to less volatile rates. Since the start of its publication in April 2018, the volatility of SOFR has been correlated to the volatility of the overnight U.S. Treasury repo market. The Federal Reserve Bank of New York has at times conducted operations in the overnight U.S. Treasury repo market in order to help maintain the federal funds rate within a target range. There can be no assurance that the Federal Reserve Bank of New York will continue to conduct such operations in the future, and the duration and extent of any such operations is inherently uncertain. The effect of any such operations, or of the cessation of such operations to the extent they are commenced, is uncertain and could be materially adverse to investors in SOFR notes.

Since SOFR is a relatively new reference rate, the SOFR notes may not have an established trading market when issued and an established trading market in each case may never develop or may not be very liquid. Market terms for floating-rate securities linked to SOFR, such as the spread over the base rate reflected in interest rate provisions, the manner of calculating a forward-looking term rate, or the manner of compounding the base rate, may evolve over time, and trading prices of such securities may be lower than those of later-issued SOFR notes as a result. This may mean that market participants would not consider SOFR a suitable replacement or successor for all of the purposes for which other historical benchmark rates, including U.S. dollar London Interbank Offered Rate (“LIBOR”), have been used, which may, in turn, lessen market acceptance of SOFR. If SOFR does not prove to be widely used in floating rate securities, the trading price of SOFR notes may be lower than those of securities linked to reference rates that are more widely used. Investors in such notes may not be able to sell such notes at all or may not be able to sell such notes at prices that will provide them with a yield comparable to similar investments that have a developed secondary market, and may consequently suffer from increased pricing volatility and market risk.

Additionally, if we or our designee determine that a Benchmark Transition Event (as described below under below under “Interest Bearing Notes—Calculation Agent—5. SOFR—Effects of a Benchmark Transition Event and Related Benchmark Replacement Date”) has occurred with respect to the SOFR notes, we or our designee will determine, among other things, the applicable Benchmark Replacement, the applicable Benchmark Replacement Adjustment and the applicable Benchmark Replacement Conforming Changes, and such determinations will be conclusive and binding absent manifest error. The exercise of this discretion could adversely affect the value of your SOFR notes and may present us or our designee (who may be an affiliate) with a conflict of interest.

We may choose to redeem the notes when interest rates are low.

If your notes are redeemable at our option, we may choose to redeem those notes at times when prevailing interest rates are relatively low. In that case, you generally will not be able to reinvest the proceeds you receive from the redemption in a comparable security at an effective interest rate as high as that of the notes.

There may be an uncertain trading market for your notes.

We do not plan to have the notes listed on any securities exchange or included in any quotation system. We cannot assure you that a secondary trading market for your notes will ever develop or be maintained. Many factors independent of our creditworthiness may affect the trading market for your notes. These factors include:

•	the complexity and volatility of the index or formula applicable to your notes;

•	the method of calculating the principal, premium and interest in respect of your notes;

•	the time remaining to the stated maturity of your notes;

•	the outstanding amount of the notes;

•	the redemption features of your notes;

•	the amount of other debt securities linked to the index or formula applicable to your notes; and

•	the level, direction and volatility of market interest rates generally.

In addition, some notes may be designed for specific investment objectives or strategies, and will therefore have a more limited trading market and experience more price volatility.

There may be a limited number of buyers when you decide to sell your notes. This may affect the price you receive or your ability to sell your notes at all. Transaction costs in any secondary market could be high. You should not purchase notes unless you understand and know you can bear all of the investment risks relating to your notes.

Foreign currency notes and currency indexed notes are subject to risks related to exchange rates and exchange controls.

Notes that are denominated or payable in a currency other than U.S. dollars (“foreign currency notes”) have significantly more risk to United States residents than a similar investment in a security denominated and payable in U.S. dollars. Similarly, currency indexed notes have significantly more risk to United States residents than a similar investment in a non-currency indexed note. Some of these risks are:

•	the possibility of significant changes in rates of exchange between the U.S. dollar and the payment or index currency; and

•	the possibility of imposition or modification of foreign exchange controls by either the United States or foreign governments.

Factors that generally affect these risks include economic, financial and political events and the supply and demand for the applicable currencies. Moreover, if payments on your foreign currency notes are determined by reference to a formula containing a multiplier or leverage factor, the effect of any change in the applicable exchange rates will be magnified. In recent years, exchange rates between some currencies have been highly volatile and volatility between those currencies or with other currencies may be expected in the future. However, fluctuations in any particular exchange rate in the past are not necessarily indicative of fluctuations that may occur in the future. Depreciation of your payment currency would result in a decrease in the U.S. dollar equivalent yield of your foreign currency notes, in the U.S. dollar equivalent value of the principal and any premium payable on the stated maturity or earlier redemption of your foreign currency notes and, generally, in the U.S. dollar equivalent market value of your foreign currency notes.

Governmental exchange controls could affect exchange rates as well as the availability of your payment currency on a required payment date. Even if there are no exchange controls, it is possible that your payment currency will not be available on a required payment date for circumstances beyond our control. In that event, we will be allowed to satisfy our obligations in respect of your notes in U.S. dollars.

Exchange rates may affect the value of a judgment of a United States court involving foreign currency notes.

Courts in the United States, other than in New York, would generally grant or enforce a judgment relating to an action based on foreign currency notes only in U.S. dollars. However, it is not clear whether in granting the judgment, the court would determine the rate of conversion with reference to the date of default, the date the judgment is rendered or some other date.

Under section 27 of the New York Judiciary Law, a state court in New York would be required to render any judgment on a foreign currency note in the currency in which the note is denominated, and this judgment would be converted into U.S. dollars at the exchange rate prevailing on the date the judgment is entered. Holders of foreign currency notes would bear the risk of exchange rate fluctuations between the time the dollar amount of the judgment is calculated and the time the holders receive payment.

Our credit ratings may not reflect all risks of an investment in the notes.

The credit ratings of our medium-term note program may not reflect the potential impact of all risks related to the structure and other factors on the value of your notes. Additionally, actual or anticipated changes in our credit ratings will generally affect the market value of your notes.

DESCRIPTION OF THE NOTES

The terms described below supplement those described in the prospectus and, if the terms described below are inconsistent with those described in the prospectus, the terms described below are controlling. References in this section entitled “Description of the Notes” to the holders mean those who own notes registered in their own names, on the books that we or the fiscal agent maintain for this purpose, and not indirect holders who own beneficial interests in notes registered in street name or in notes issued in book-entry form through The Depository Trust Company. The terms of the notes will be further described in the pricing supplement. If the terms described in the pricing supplement are inconsistent with those described here or in the prospectus, the terms described in the pricing supplement are controlling.

We will issue the notes under a fiscal agency agreement, dated as of May 30, 2002 and supplemented on December 11, 2003, between us and Citibank, N.A., as fiscal agent. We are authorized to issue notes in an aggregate initial offering price of up to U.S.$7,000,000,000 at any one time outstanding, or the equivalent of that amount in other currencies. As of the date of this prospectus supplement, we have notes in an aggregate initial offering price of U.S.$1,084,058,533 outstanding. This prospectus supplement relates to up to U.S.$7,000,000,000 of notes that we have registered for offer and sale in the United States. We may increase these limits in the future if we determine that we wish to sell additional notes. References to principal and interest in respect of the notes include as well any Additional Amounts which may be payable as described below. See “Payment of Additional Amounts”.

Governing Law

The notes will be governed by the laws of Québec and the federal laws of Canada applicable therein.

Place of Delivery

The notes will be delivered in the City of New York.

Stated Maturity

Each note will mature nine months or more from the date of issue. We will specify the stated maturity of each note on the face of that note and in the pricing supplement.

Denominations

Notes denominated in U.S. dollars will be issued in minimum denominations of U.S.$1,000 and integral multiples of U.S.$1,000 for higher amounts.

The applicable pricing supplement will specify the authorized denominations of any foreign currency notes.

Form of Notes

We will issue the notes in book-entry form (the notes will be represented by a global security) (a “Global Note”) registered in the name of The Depository Trust Company (“DTC”), its nominee, or another depositary or its nominee (each note represented by a Global Note is referred to in this prospectus supplement as a “book-entry note”). The depositary or its nominee will be considered the owner of the Global Note for all purposes under the fiscal agency agreement and the book-entry notes.

Book-entry notes represented by a Global Note will be exchangeable for notes represented by fully registered certificates without coupons (a “certificated note”) as described below under “Description of the Notes—Book-Entry System”.

We will make payments of principal of and any premium or interest on a maturity date on each note to the person in whose name the note is registered on that maturity date in the register of the names and addresses of holders of notes maintained by us at the office of the fiscal agent. We discuss how these payment mechanics operate in the case of book-entry notes below under “Description of the Notes—Book-Entry System”. In the case of certificated notes, we will make those payments in immediately available funds upon presentation of the note at the corporate trust office of the fiscal agent in the City of New York, or any other office or agency maintained by us in the City of New York for the purpose of making those payments.

We will pay interest due other than on a maturity date on each note to the holder at the close of business on the record date next preceding each interest payment date.

However, a holder of U.S.$10,000,000 or more in aggregate principal amount of notes (whether having identical or different terms and provisions), will be entitled to receive payments of interest, other than on a maturity date, by wire transfer of immediately available funds if appropriate wire transfer instructions have been received by the fiscal agent not less than ten days prior to the applicable interest payment date.

For payments of principal of and any premium or interest on foreign currency notes, see “Special Provisions Relating to Foreign Currency Notes—Payment of Principal and Interest”.

Book-entry notes may be transferred or exchanged only through DTC. You may present certificated notes for registration of transfer or exchange at the corporate trust office of the fiscal agent in the City of New York.

Currency

The notes will be denominated in U.S. dollars or in a foreign currency, as specified in the applicable pricing supplement. Foreign currencies include, but are not limited to, Canadian dollars and euros.

In order to purchase a foreign currency note, you must pay for it in the foreign currency unless you have made other arrangements with an Agent or us.

Conversion by the Agent

If you make a request to the Agent through which you are purchasing foreign currency notes, the Agent may arrange for the conversion of U.S. dollars into the foreign currency to enable you to pay for those notes. The Agent will make each conversion on terms and subject to the conditions, limitations, and charges that the Agent may from time to time establish in accordance with its regular foreign exchange practices. You will bear all costs of exchange.

Selling Restrictions

We will not sell foreign currency notes in, or to residents of, the country issuing the foreign currency in which they are denominated where it is prohibited to do so.

Redemption

The applicable pricing supplement will indicate either that:

•	a note will not be redeemable prior to its stated maturity; or

•

a note will be redeemable at our option on or after a specified date prior to its stated maturity at a specified price or prices, which may include a premium, together with accrued interest to the date of redemption.

The applicable pricing supplement will also indicate whether we are obligated to repay a note at the option of the holder of the note. If we are so obligated, the applicable pricing supplement will state the period or periods within which we will repay the notes, at the price or prices and other terms and provisions of the obligation.

Sinking Fund

The applicable pricing supplement will indicate whether or not the Notes benefit from the general sinking fund established by Ministerial Order No. Fin-11 dated June 12, 2012, and will establish the required amounts needed to form a sinking fund sufficient for the repayment of the Notes at maturity.

Original Issue Discount Notes

We may issue the notes as original issue discount notes.

An original issue discount note is a note that is issued at a price lower than its principal amount and which provides that upon redemption, repayment or acceleration of its stated maturity, an amount less than its principal amount will become due and payable.

In the event of redemption, repayment or acceleration of the stated maturity of an original issue discount note, the amount payable to the holder of the note will be determined in accordance with the terms of the note.

A note issued at a discount may, for United States federal income tax purposes, be considered an original issue discount note, regardless of the amount payable upon redemption, repayment or acceleration of the stated maturity. See “Discussion of United States Tax Consequences—Original Issue Discount”.

Indexed Notes

We may issue the notes as indexed notes, as indicated in the applicable pricing supplement.

Currency Indexed Notes

“Currency indexed notes” are notes whose principal amount payable on a maturity date will be determined by reference to the exchange rate of a foreign currency relative to another currency or by reference to a currency index.

Holders of these notes may receive a principal amount on the stated maturity date or upon earlier redemption, repayment or acceleration of the stated maturity of the notes that is greater than or less than the face amount of these notes depending upon the relative value on the maturity date of the foreign currency compared to the indexed currency or currency index.

Other Indexed Notes

Holders of indexed notes other than currency indexed notes may receive payments of principal and any premium that will be computed by reference to a formula based on the relative value, rate or price of one or more specified commodities or indices.

Holders of these notes may receive a principal amount on the stated maturity date or upon the earlier redemption, repayment or acceleration of the stated maturity of the notes that is greater than or less than the face amount of the notes depending upon the formula used to determine the amount payable with respect to the notes and the relative value, rate or price on the maturity date of the applicable commodity or index.

For all indexed notes, the applicable pricing supplement will describe:

•	specific information pertaining to the method for determining the amount payable in respect of principal and any premium;

•	a historical comparison of the relative value, rate or price of each specified commodity, currency or index;

•	the face amount of the indexed note; and

•	additional tax considerations.

Definitions

In this prospectus supplement:

“Business Day” means any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions are authorized or required by law, regulation or executive order to close in the City of New York, provided that:

•	with respect to notes as to which SOFR is the applicable interest rate basis, a “Business Day” is also a U.S. Government Securities Business Day;

•

with respect to foreign currency notes the payment of which is to be made in a currency other than euros, a “Business Day” is also a day on which banking institutions are not authorized or required by law, regulation or executive order to close in the Principal Financial Center of the country of the foreign currency; and

•

with respect to foreign currency notes the payment of which is to be made in euros, a “Business Day” is also a day on which the real time gross settlement operated by the Eurosystem, or any successor system, is open for business (a “T2 Settlement Day”).

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System.

“H.15 Daily Update” means the daily statistical release designated as such, or any successor publication, published by the Federal Reserve Board or any successor.

“Index currency” means the currency specified as such in the applicable pricing supplement. If no currency is specified in the applicable pricing supplement, the index currency will be U.S. dollars.

“Maturity” or “maturity date”, when used with respect to any note, means the date on which the principal of the note or any part thereof becomes due and payable, whether at the stated maturity or by declaration of acceleration, call for redemption or otherwise.

“Principal Financial Center” means the capital city of the country of the specified currency or the index currency, except that with respect to the following currencies, the principal financial centers shall be as follows:

Currency	Principal Financial Center

Canadian Dollars	Montréal
Euros	Brussels
Swiss Francs	Zurich
U.S. Dollars	the City of New York

“Stated maturity”, when used with respect to any note, means the date specified in the note as the fixed date on which the principal of the note or any installment of principal is due and payable.

“U.S. Government Securities Business Day” means any day that is not a Saturday, a Sunday or a day on which the Securities Industry and Financial Markets Association (or any successor thereto) recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in U.S. government securities.

Interest-Bearing Notes

Interest-bearing notes will either be fixed rate notes or floating rate notes as described in the applicable pricing supplement.

Computation and Payment of Interest

Your note will bear interest from its issue date until the principal of the note is paid or duly provided for:

•	in the case of a fixed rate note, at the annual rate; or

•	in the case of a floating rate note, in accordance with the interest rate basis or formula,

in each case as specified in the applicable pricing supplement.

Interest payments on the notes will equal the amount of interest accrued:

•

from and including the immediately preceding interest payment date on which interest has been paid or duly provided, or from and including the issue date, if no interest has been paid with respect to the applicable note;

•	to but excluding the next succeeding interest payment date or in respect of the principal due on a maturity date, that maturity date.

We will pay interest in arrears on each interest payment date specified in the applicable pricing supplement on which an installment of interest is due and payable, and on any maturity date.

We will make the first payment of interest on any note originally issued between a record date and its related interest payment date or on an interest payment date on the interest payment date immediately following the next succeeding record date to the holder on that next succeeding record date.

A “record date” shall be the fifteenth calendar day (whether or not a Business Day) immediately preceding the related interest payment date.

Interest rates in respect of the notes may differ depending upon, among others things, the aggregate principal amount of notes purchased in any transaction. We may offer notes with similar variable terms but different interest rates concurrently at any time. We may also concurrently offer notes having different variable terms.

Fixed Rate Notes

We will compute interest on fixed rate notes on the basis of a 360-day year of twelve 30-day months. We will pay interest on fixed rate notes either semi-annually, on each May 15 and November 15, or annually, on each May 15 (each an “interest payment date”), and in respect of the principal due on a maturity date, on that maturity date or on any other dates as specified in the applicable pricing supplement.

For the purposes of disclosure under the Interest Act (Canada), the yearly rate of interest which is equivalent to the rate of interest payable on the fixed rate notes is the stated rate of interest payable multiplied by the number of days in the year and divided by 360.

If an interest payment date or a maturity date of a fixed rate note falls on a day that is not a Business Day, we will make the required payment of principal and any premium and interest on the next succeeding Business Day. This payment will have the same force and effect as if made on the date the payment was due, and no interest will accrue on the payment for the period from and after that interest payment date or maturity date, as the case may be, to that next succeeding Business Day.

Floating Rate Notes

We will determine interest on floating rate notes by reference to an “interest rate basis”, which shall be one or more of the following:

•	“CMT Rate” (“CMT Rate notes”);

•	“Commercial Paper Rate” (“Commercial Paper Rate notes”);

•	“EURIBOR” (“EURIBOR notes”);

•	“Federal Funds Rate” (“Federal Funds Rate notes”);

•	“SOFR” (“SOFR notes”);

•	“Prime Rate” (“Prime Rate notes”);

•	“Treasury Rate” (“Treasury Rate notes”); or

•	any other interest rate basis or formula as specified in the applicable pricing supplement.

The rate may be adjusted by adding or subtracting the spread or multiplying a spread multiplier, if any, as specified in the applicable pricing supplement.

The “Index Maturity” is the period to the maturity of the instrument or obligation from which the interest rate basis is calculated.

The “Spread” is the number of basis points above or below the interest rate basis applicable to the floating rate note.

The “Spread Multiplier” is the percentage of the interest rate basis applicable to the floating rate note.

We may from time to time change the Index Maturity, Spread, Spread Multiplier and other variable terms of the floating rate notes, but these changes will not affect any floating rate note already issued or as to which we have accepted an offer to purchase.

In addition to any other applicable term, the applicable pricing supplement for notes other than SOFR notes will specify:

•	whether the rate of interest on each floating rate note will be reset daily, weekly, monthly, quarterly, semi-annually, annually or otherwise (each, an “interest rate reset period”); and

•	the dates on which the rate of interest will reset (each, an “interest reset date”).

The interest reset dates for notes other than SOFR notes will be:

•	in the case of floating rate notes which reset daily, each Business Day;

•	in the case of floating rate notes (other than Treasury Rate notes) which reset weekly, the Wednesday of each week;

•	in the case of Treasury Rate notes which reset weekly, the Tuesday of each week;

•	in the case of floating rate notes which reset monthly, the third Wednesday of each month;

•	in the case of floating rate notes which reset quarterly, the third Wednesday of March, June, September and December;

•	in the case of floating rate notes which reset semi-annually, the third Wednesday of the two months specified in the applicable pricing supplement; and

•	in the case of floating rate notes which reset annually, the third Wednesday of the month specified in the applicable pricing supplement.

For notes other than SOFR notes, the interest rate in effect from the issue date of a floating rate note to the first interest reset date with respect to that floating rate note will be the initial rate specified in the applicable pricing supplement (the “initial interest rate”).

If any interest reset date for any floating rate note other than SOFR notes would otherwise be a day that is not a Business Day, the interest reset date shall be postponed to the next succeeding day that is a Business Day. However, if the note is a EURIBOR note and the Business Day falls in the next succeeding calendar month, the interest reset date shall be the immediately preceding Business Day.

If specified in the applicable pricing supplement, a floating rate note may also have either or both of the following:

•	a minimum limit, or floor, on the rate of interest which may accrue during any interest period; and

•	a maximum limit, or ceiling, on the rate of interest which may accrue during any interest period.

The interest rate on any floating rate note will in no event be higher than the maximum rate permitted by New York law, as it may be modified by United States law of general application. Under current New York law, the maximum rate of interest, with some exceptions, for any loan in an amount less than U.S.$250,000 is 16% and for any loan in an amount of U.S.$250,000 or more is 25% per year on a simple interest basis. These limits do not apply to loans of U.S.$2,500,000 or more.

In addition to any other applicable term, which may include a spread, a spread multiplier, interest reset dates, a maximum interest rate or a minimum interest rate, the applicable pricing supplement will specify for each floating rate note the following terms:

•	Issue date

•	Interest rate basis

•	Initial interest rate

•	Interest rate reset period

•	Interest period

•	Interest payment dates

•	Record dates

•	Index maturity

•	Stated maturity

Interest Payments

Unless otherwise specified in the applicable pricing supplement, interest on the notes will be payable as follows (each date being an “interest payment date”):

•	in the case of floating rate notes which reset daily, weekly or monthly, on the third Wednesday of each month or on the third Wednesday of March, June, September and December of each year;

•	in the case of floating rate notes which reset quarterly, on the third Wednesday of March, June, September and December of each year;

•	in the case of floating rate notes which reset semi-annually, on the third Wednesday of the two months of each year specified in the applicable pricing supplement;

•	in the case of floating rate notes which reset annually, on the third Wednesday of the month specified in the applicable pricing supplement;

•	in the case of SOFR notes, on the dates set forth in the applicable pricing supplement; and

•	in each of the above cases, on any maturity date.

Notwithstanding the foregoing, if a note is originally issued between a record date and a related interest payment date or on an interest payment date, the first payment of interest will be made on the interest payment date immediately following the next succeeding record date to the holder on that next succeeding record date as described above under “—Computation and Payment of Interest.”

If any interest payment date with respect to any floating rate note, other than an interest payment date on the maturity date, would otherwise be a day that is not a Business Day with respect to the note, the interest payment date shall be postponed to the next succeeding Business Day with respect to that note. But if the note is a SOFR note or a EURIBOR note and the next succeeding Business Day falls in the next succeeding calendar month, the interest payment date shall be the immediately preceding Business Day.

If a maturity date of a floating rate note falls on a day that is not a Business Day, we will make the payment of principal, premium, if any, and interest on the next succeeding Business Day, and no interest on that payment shall accrue from and after the maturity date to that next succeeding Business Day.

Computation of Interest

With respect to a floating rate note other than a SOFR note, accrued interest is computed by multiplying the face amount of the floating rate note by an accrued interest factor, expressed as a decimal. The accrued interest factor is computed by adding the interest factors calculated for each day during the interest period, i.e., for each day from the issue date, or from the last date to which interest has been paid or duly provided for, to but excluding the date for which accrued interest is being computed.

The interest factor for each day is calculated by dividing the interest rate applicable to that day by:

•	360 in the case of Commercial Paper Rate notes, Federal Funds Rate notes, EURIBOR notes and Prime Rate notes; or

•	the actual number of days in the year in the case of CMT Rate notes or Treasury Rate notes.

With respect to a SOFR note, the interest rate applicable for each interest period is computed toward the end of the applicable interest period in accordance with the calculation set forth below under “Interest Bearing Notes—Calculation Agent—5. SOFR”.

For the purposes of disclosure under the Interest Act (Canada), the yearly rate of interest which is equivalent to the applicable rate of interest payable on the floating rate notes, except in the case of CMT Rate notes and Treasury Rate notes, is the applicable rate of interest multiplied by the number of days in the year and divided by 360.

All percentages resulting from any calculation on floating rate notes will be rounded, if necessary, to the nearest one hundred thousandth of a percentage point, with five one-millionths of a percentage point rounded upward (e.g., 9.876545% (or 0.09876545) being rounded to 9.87655% (or 0.0987655)). All amounts used in or resulting from this calculation on floating rate notes will be rounded to the nearest cent in the case of U.S. dollars, or, in the case of any other foreign currency, the nearest unit, with one half cent or unit being rounded upward.

Calculation Agent

Citibank, N.A. will be the calculation agent.

Upon the request of the holder of any floating rate note, the calculation agent will provide:

•	the interest rate then in effect on that note; and

•	if determined, the interest rate that will become effective on the next interest reset date with respect to that note.

We will notify or cause the calculation agent to notify the fiscal agent of each determination of the interest rate applicable to a floating rate note promptly after determination is made.

The “calculation date”, if applicable, pertaining to any interest determination date for notes other than SOFR notes will be the earlier of:

•	the tenth calendar day after the interest determination date, or, if that day is not a Business Day, the next succeeding Business Day; or

•	the Business Day immediately preceding the applicable interest payment date or maturity date, as the case may be.

The “calculation date”, if applicable, pertaining to any interest determination date for SOFR notes will be the date that is two U.S. Government Securities Business Days before each interest payment date (or in the final interest period, before the stated maturity date or redemption date or repayment date, as applicable).

Floating rate notes will bear interest at the interest rates specified in the note and in the applicable pricing supplement. These interest rates will be calculated by reference to the interest rate basis and the Spread or a Spread Multiplier, if any. The applicable pricing supplement will specify the initial interest rate in effect with respect to a floating rate note.

The calculation agent will determine the interest rate for each subsequent interest reset date on the basis of the applicable interest rate basis as follows:

1.	CMT Rate. The CMT Rate for each interest reset date will be determined as of the second Business Day prior to the interest reset date (a “CMT Rate Interest Determination Date”), and will equal:

(A)	If “Reuters Page FRBCMT” (as defined below) is specified in the applicable pricing supplement:

(a)

a rate equal to the yield for United States Treasury securities at constant maturity having the Designated CMT Maturity Index (as defined below) specified in the applicable pricing supplement, as published in H.15 Daily Update under the caption “Treasury constant maturities”, as the yield is displayed on Reuters (or any successor service) on page FRBCMT under the caption “Treasury constant maturities” (or any other page as may replace the specified page on that service) (“Reuters Page FRBCMT”), on the particular CMT Rate Interest Determination Date, or

(b)

if the rate referred to in clause (a) does not so appear on the Reuters Page FRBCMT, the rate equal to the yield for United States Treasury securities at constant maturity having the particular Designated CMT Maturity Index and for the particular CMT Rate Interest Determination Date as published in H.15 Daily Update under the caption “Treasury constant maturities”, or

(c)

if the rate referred to in clause (b) does not so appear in H.15 Daily Update, the rate on the particular CMT Rate Interest Determination Date for the period of the particular Designated CMT Maturity Index as may then be published by either the Board of Governors of the Federal Reserve System or the United States Department of the Treasury that the calculation agent determines to be comparable to the rate which would otherwise have been published in H.15 Daily Update, or

(d)

if the rate referred to in clause (c) is not so published, the rate on the particular CMT Rate Interest Determination Date calculated by the calculation agent as a yield-to-maturity based on the arithmetic mean of the secondary market bid prices at approximately 3:30 P.M., New York City time, on that CMT Rate Interest Determination Date of three leading primary United States government securities dealers in the City of New York (which may include the

Agents or their affiliates) (each, a “Reference Dealer”), selected by the calculation agent from five Reference Dealers, selected by the calculation agent, and eliminating the highest quotation, or, in the event of equality, one of the highest, and the lowest quotation or, in the event of equality, one of the lowest, for United States Treasury securities with an original maturity approximately equal to the particular Designated CMT Maturity Index, a remaining term to maturity no more than one year shorter than that Designated CMT Maturity Index and in a principal amount that is representative for a single transaction in the securities in that market at that time, or

(e)

if fewer than five but more than two of the prices referred to in clause (d) are provided as requested, the rate on the particular CMT Rate Interest Determination Date calculated by the calculation agent based on the arithmetic mean of the bid prices obtained and neither the highest nor the lowest of the quotations shall be eliminated, or

(f)

if fewer than three prices referred to in clause (d) are provided as requested, the rate on the particular CMT Rate Interest Determination Date calculated by the calculation agent as a yield-to-maturity based on the arithmetic mean of the secondary market bid prices as of approximately 3:30 P.M., New York City time, on that CMT Rate Interest Determination Date of three Reference Dealers from five Reference Dealers, selected by the calculation agent, and eliminating the highest quotation or, in the event of equality, one of the highest and the lowest quotation or, in the event of equality, one of the lowest, for United States Treasury securities with an original maturity greater than the particular Designated CMT Maturity Index, a remaining term to maturity closest to that Designated CMT Maturity Index and in a principal amount that is representative for a single transaction in the securities in that market at that time, or

(g)

if fewer than five but more than two prices referred to in clause (f) are provided as requested, the rate on the particular CMT Rate Interest Determination Date calculated by the calculation agent based on the arithmetic mean of the bid prices obtained and neither the highest nor the lowest of the quotations will be eliminated, or

(h)	if fewer than three prices referred to in clause (f) are provided as requested, the CMT Rate in effect on the particular CMT Rate Interest Determination Date, or

(i)

if two such United States Treasury securities with an original maturity greater than the Designated CMT Maturity Index have remaining terms to maturity equally close to such Designated CMT Maturity Index, the quotes for the Treasury security with the shorter original term to maturity will be used.

(B)	If the “Reuters Page FEDCMT” (as defined below) is specified in the applicable pricing supplement:

(a)

the rate equal to the one-week or one-month, as specified in the applicable pricing supplement, average yield for United States Treasury securities at constant maturity having the Designated CMT Maturity Index, as published in H.15 Daily Update opposite the caption “Treasury constant maturities”, as the yield is displayed on Reuters on page FEDCMT under the caption “Treasury constant Maturities” (or any other page as may replace the specified page on that service) (“Reuters Page FEDCMT”), for the one-week or one-month, as applicable, ended immediately preceding the week or month, as applicable, in which such CMT Rate Interest Determination Date falls, or

(b)

if the rate referred to in clause (a) does not so appear on the Reuters Page FEDCMT, the rate equal to the one-week or one-month, as applicable, average yield for United States Treasury securities at constant maturity having the particular Designated CMT Maturity Index for the week or month, as applicable, preceding such CMT Rate Interest Determination Date as published in H.15 Daily Update opposite the caption “Treasury constant maturities,” or

(c)

if the rate referred to in clause (b) does not so appear in H.15 Daily Update, the one-week or one-month, as applicable, average yield for United States Treasury securities at constant maturity having the particular Designated CMT Maturity Index as otherwise announced by the Federal Reserve Bank of New York for the one-week or one-month, as applicable, ended immediately preceding the week or month, as applicable, in which such CMT Rate Interest Determination Date falls, or

(d)

if the rate referred to in clause (c) is not so published, the rate on the particular CMT Rate Interest Determination Date calculated by the calculation agent as a yield-to-maturity based on the arithmetic mean of the secondary market bid prices at approximately 3:30 P.M., New York City time, on that CMT Rate Interest Determination Date of three Reference Dealers from five Reference Dealers, selected by the calculation agent, and eliminating the highest quotation, or, in the event of equality, one of the highest, and the lowest quotation or, in the event of equality, one of the lowest, for United States Treasury securities with an original maturity approximately equal to the particular Designated CMT Maturity Index, a remaining term to maturity no more than one year shorter than that Designated CMT Maturity Index and in a principal amount that is representative for a single transaction in such securities in that market at that time, or

(e)

if fewer than five but more than two of the prices referred to in clause (d) are provided as requested, the rate on the particular CMT Rate Interest Determination Date calculated by the calculation agent based on the arithmetic mean of the bid prices obtained and neither the highest nor the lowest of the quotations will be eliminated, or

(f)

if fewer than three prices referred to in clause (d) are provided as requested, the rate on the particular CMT Rate Interest Determination Date calculated by the calculation agent as a yield-to-maturity based on the arithmetic mean of the secondary market bid prices as of approximately 3:30 P.M., New York City time, on that CMT Rate Interest Determination Date of three Reference Dealers from five Reference Dealers, selected by the calculation agent, and eliminating the highest quotation or, in the event of equality, one of the highest, and the lowest quotation or, in the event of equality, one of the lowest, for United States Treasury securities with an original maturity greater than the particular Designated CMT Maturity Index, a remaining term to maturity closest to that Designated CMT Maturity Index and in a principal amount that is representative for a single transaction in the securities in that market at the time, or

(g)

if fewer than five but more than two prices referred to in clause (f) are provided as requested, the rate on the particular CMT Rate Interest Determination Date calculated by the calculation agent based on the arithmetic mean of the bid prices obtained and neither the highest nor the lowest of the quotations will be eliminated, or

(h)	if fewer than three prices referred to in clause (f) are provided as requested, the CMT Rate in effect on that CMT Rate Interest Determination Date, or

(i)

if two such United States Treasury securities with an original maturity greater than the Designated CMT Maturity Index have remaining terms to maturity equally close to such Designated CMT Maturity Index, the quotes for the United States Treasury security with the shorter original term to maturity will be used.

“Designated CMT Maturity Index” means the original period to maturity of the U.S. Treasury securities (either 1, 2, 3, 5, 7, 10, 20 or 30 years) specified in the applicable pricing supplement with respect to which the CMT Rate will be calculated. If no maturity date is specified in the applicable pricing supplement, the Designated CMT Maturity Index will be 2 years.

2.

Commercial Paper Rate. The Commercial Paper Rate for each interest reset date will be determined as of the Business Day prior to the interest reset date (a “Commercial Paper Rate Interest Determination Date”), and will be the Money Market Yield (as defined below) on that date of the rate for commercial paper having the Index Maturity specified in the applicable pricing supplement, as published in H.15 Daily Update under the caption “Commercial Paper—Nonfinancial.” If such rate is not yet published in H.15 Daily Update or another recognized electronic source used for the purpose of displaying such rate by 3:00 P.M., New York City time, on such calculation date, then the Commercial Paper Rate on such Commercial Paper Rate Interest Determination Date will be calculated by the calculation agent and will be the Money Market Yield of the arithmetic mean of the offered rates at approximately 11:00 A.M., New York City time, on such Commercial Paper Rate Interest Determination Date of three leading dealers of U.S. dollar commercial paper in the City of New York (which may include the Agents or their affiliates) selected by the calculation agent, after consultation with Québec, for commercial paper having the Index Maturity specified in the applicable pricing supplement, placed for industrial issuers whose bond rating is “Aa”, or the equivalent, from a nationally recognized statistical rating organization; provided, however, that if the dealers so selected by the calculation agent are not quoting as mentioned in this sentence, the Commercial Paper Rate determined as of such Commercial Paper Rate Interest Determination Date will be the Commercial Paper Rate in effect on such Commercial Paper Rate Interest Determination Date.

“Money Market Yield” will be a yield (expressed as a percentage) calculated in accordance with the following formula:

Money Market Yield =	D × 360 × 100

360 – (D× M)

where “D” refers to the applicable per annum rate for commercial paper quoted on a bank discount basis and expressed as a decimal and “M” refers to the actual number of days in the interest payment period for which interest is being calculated.

3.	EURIBOR. EURIBOR for each interest reset date will be determined as of the second T2 Settlement Day prior to the interest reset date (a “EURIBOR Interest Determination Date”).

EURIBOR on each EURIBOR Interest Determination Date will be the rate for deposits in euro as sponsored, calculated and published jointly by the European Banking Federation and ACI—The Financial Market Association, or any company established by the joint sponsors for purposes of compiling and publishing those rates, having the Index Maturity as specified in the applicable pricing supplement, commencing on the applicable interest reset date, that appears on Reuters on page EURIBOR#01 (or any other page as may replace such page on such service) (“Reuters Page EURIBOR#01”) as of 11:00 A.M., Brussels time, on such EURIBOR Interest Determination Date; or if no such rate so appears, EURIBOR on such EURIBOR Interest Determination Date will be determined in accordance with the provisions described in the paragraphs below.

With respect to a EURIBOR Interest Determination Date on which no rate appears on the Reuters Page EURIBOR#01 as specified in the paragraph above, the calculation agent will request the principal Euro-zone office of each of four major reference banks (which may include the Agents or their affiliates) in the Euro-zone interbank market, as selected by the calculation agent, to provide the calculation agent with its offered quotation for deposits in euro for the period of the Index Maturity specified in the applicable pricing supplement, commencing on the applicable interest reset date, to prime banks in the Euro-zone interbank market at approximately 11:00 A.M., Brussels time, on such EURIBOR Interest Determination Date and in a principal amount not less than the equivalent of U.S.$1,000,000 in euros that is representative for a single transaction in euro in such market at such time. If at least two such quotations are so provided, then EURIBOR on such EURIBOR Interest Determination Date will be the arithmetic mean of such quotations.

If fewer than two such quotations are so provided, then EURIBOR on such EURIBOR Interest Determination Date will be the arithmetic mean of the rates quoted at approximately 11:00 A.M., Brussels time, on such EURIBOR Interest Determination Date by four major banks (which may include the Agents or their affiliates) in the Euro-zone selected by the calculation agent for loans in euro to leading European banks, having the Index Maturity specified in the applicable pricing supplement, commencing on that interest reset date and in a principal amount not less than the equivalent of U.S.$1,000,000 in euros that is representative for a single transaction in euro in such market at such time.

If the banks so selected by the calculation agent are not quoting as mentioned in the foregoing paragraph, EURIBOR determined as of such EURIBOR Interest Determination Date will be EURIBOR in effect on such EURIBOR Interest Determination Date.

“Euro-zone” means the region comprised of member states of the European Union that have adopted the single currency in accordance with the Treaty on European Union signed at Maastricht on February 7, 1992.

4.

Federal Funds Rate. The Federal Funds Rate for each interest reset date will be determined as of the Business Day prior to the interest reset date (a “Federal Funds Rate Interest Determination Date”) and will be the rate with respect to such date for U.S. dollar federal funds as published in H.15 Daily Update opposite the heading “Federal funds (effective)” and that appears on Reuters (or any successor service) on Reuters Page FEDFUNDS1 (or any other page as may replace such page on such service) under the heading “EFFECT” or, if such rate does not appear on Reuters Page FEDFUNDS1 or is not so published by 3:00 P.M., New York City time, on the related calculation date, the rate with respect to such Federal Funds Rate Interest Determination Date for U.S. dollar federal funds as published in H.15 Daily Update, or such other recognized electronic source used for the purpose of displaying such rate, opposite the caption “Federal funds (effective)”. If such rate does not appear on Reuters Page FEDFUNDS1 or is not yet published in H.15 Daily Update or another recognized electronic source by 3:00 P.M., New York City time, on the related calculation date, then the Federal Funds Rate with respect to such Federal Funds Rate Interest Determination Date will be calculated by the calculation agent and will be the arithmetic mean of the rates for the last transaction in overnight U.S. dollar federal funds arranged by three leading brokers of U.S. dollar federal funds transactions in the City of New York (which may include the Agents or their affiliates) selected by the calculation agent, after consultation with Québec prior to 9:00 A.M., New York City time, on the Business Day following such Federal Funds Rate Interest Determination Date; provided, however, that if the brokers so selected by the calculation agent are not quoting as mentioned in this sentence, the Federal Funds Rate determined as of such Federal Funds Rate Interest Determination Date will be the Federal Funds Rate in effect on such Federal Funds Rate Interest Determination Date.

5.

SOFR. Unless the applicable pricing supplement specifies otherwise, the interest rate applicable for each interest period with respect to SOFR notes will be the rate determined by the calculation agent on the applicable calculation date relating to the applicable interest payment date relating to a floating rate note for which the interest rate is determined with reference to SOFR (a “SOFR Interest Determination Date”) at a base rate equal to compounded daily SOFR (“Compounded SOFR”), calculated as described below, or by any other method of calculation specified in the applicable pricing supplement, plus the Spread and/or Spread Multiplier, if any, specified in the SOFR notes and in the applicable pricing supplement. SOFR notes will be subject to the minimum and maximum interest rate, if any.

The amount of interest accrued and payable on SOFR notes for each interest period will be equal to the product of (i) the outstanding principal amount of SOFR notes multiplied by (ii) the product of (a) the base rate for the relevant interest period adjusted by the applicable Spread or Spread Multiplier, multiplied by (b) the quotient of the actual number of calendar days in such interest period divided by 360. Promptly upon such determination, the calculation agent will notify us of the floating interest rate for the relevant interest period. Any calculation or determination by the calculation agent with respect to the floating interest rate will be made in the calculation agent’s sole discretion and will be conclusive and binding absent manifest error.

Unless the applicable pricing supplement for any SOFR note specifies otherwise, “Compounded SOFR,” with respect to any interest period, means the rate of return of a daily compounded interest investment calculated in accordance with the following formula:

where:

“d0”, for any observation period, means the number of U.S. Government Securities Business Days in the relevant observation period;

“i” means a series of whole numbers from one to d0, each representing the relevant U.S. Government Securities Business Day in chronological order from, and including, the first U.S. Government Securities Business Day in the relevant observation period;

“SOFRi”, for any U.S. Government Securities Business Day “i” in the relevant observation period, is equal to SOFR in respect of that day “i”;

“ni”, for any U.S. Government Securities Business Day “i” in the relevant observation period, is the number of calendar days from, and including, such U.S. Government Securities Business Day “i” to, but excluding, the following U.S. Government Securities Business Day (“i+1”);

“d” means the number of calendar days in the relevant observation period;

“interest period” means each period (as specified in the applicable pricing supplement) from, and including, an interest payment date (or, in the case of the first interest period, the issue date) to, but excluding, the next interest payment date (or, in the case of the final interest period, the maturity date or earlier redemption or repayment date, as applicable).

“observation period” means, in respect of each interest period, the period from, and including, the date that is two U.S. Government Securities Business Days (or such other number of U.S. Government Securities Business Days as we may specify in the applicable pricing supplement) preceding the first date in such interest period to, but excluding, the date that is two U.S. Government Securities Business Days (or such other number of U.S. government securities business days as we may specify in the applicable pricing supplement) preceding the interest payment date for such interest period;

“SOFR” means, with respect to any U.S. Government Securities Business Day:

(1) the Secured Overnight Financing Rate published for such U.S. Government Securities Business Day as such rate appears on the SOFR Administrator’s Website at 3:00 P.M., New York City time, on the immediately following U.S. Government Securities Business Day (the “SOFR Determination Time”); or

(2) if the rate specified in (1) above does not so appear, unless both a Benchmark Transition Event and its related Benchmark Replacement Date (as each such term is defined below under “—Effect of Benchmark Transition Event and Related Benchmark Replacement Date”) have occurred, the Secured Overnight Financing Rate as published in respect of the first preceding U.S. Government Securities Business Day for which the Secured Overnight Financing Rate was published on the SOFR Administrator’s Website (as defined below); or

(3) If a Benchmark Transition Event and its related Benchmark Replacement Date have occurred, the Benchmark Replacement, subject to the provisions described, and as defined, below under “—Effect of Benchmark Transition Event and Related Benchmark Replacement Date.”

“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the Secured Overnight Financing Rate); and

“SOFR Administrator’s Website” means the website of the Federal Reserve Bank of New York at http://www.newyorkfed.org, or any successor source. The foregoing Internet website is an inactive textual reference only, meaning that the information contained on the website is not part of this document and is not incorporated herein by reference.

About SOFR

On June 30, 2023, the UK Financial Conduct Authority and the administrator for LIBOR ceased publishing commonly used U.S. dollar LIBOR settings. As a result, financial market participants have begun to transition away from LIBOR and other interbank offered rates to alternative reference rates. The Alternative Reference Rate Committee (the “ARRC”) convented by the Federal Reserve Board and the Federal Reserve Bank of New York has identified SOFR as the rate that, in the consensus view of the ARRC, represents best practice for use in certain new U.S. dollar derivatives and financial contracts. SOFR is published by the Federal Reserve Bank of New York and is intended to be a broad measure of the cost of borrowing cash overnight collateralized by U.S. Treasury securities. The composition and characteristics of SOFR are not the same as LIBOR and there can be no assurance that SOFR (including Compounded SOFR) will perform in the same way as LIBOR. For further discussion of risks related to SOFR notes, see “Risk Factors—Risks relating to SOFR notes.”

Effect of Benchmark Transition Event and Related Benchmark Replacement Date

If we or our designee determines on or prior to the relevant Reference Time that a Benchmark Transition Event and related Benchmark Replacement Date have occurred with respect to the then-current Benchmark (as defined below), the Benchmark Replacement (as defined below) will replace the then-current Benchmark for all purposes relating to SOFR notes in respect of all determinations on such date and for all determinations on all subsequent dates.

In connection with the implementation of a Benchmark Replacement, we or our designee, will have the right to make Benchmark Replacement Conforming Changes (as defined below) from time to time.

Any determination, decision or election that may be made by us or by our designee pursuant to the benchmark transition provisions described herein, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection:

•	will be conclusive and binding absent manifest error;

•	will be made in our or our designee’s sole discretion, as applicable; and

•

notwithstanding anything to the contrary in this prospectus supplement and the accompanying prospectus, the indentures or the SOFR notes, shall become effective without consent from the holders of the SOFR notes or any other party.

If our designee fails to make any determination, decision or election that it is required to make pursuant to the benchmark transition provisions, then we will make that determination, decision or election on the same basis as described above.

“Benchmark” means, initially, Compounded SOFR, as such term is defined above; provided that if we or our designee determine on or prior to the Reference Time that a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to Compounded SOFR (or the published daily SOFR used in the calculation thereof) or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement.

“Benchmark Replacement” means the first alternative set forth in the order below that can be determined by us or our designee as of the Benchmark Replacement Date:

(1)

the sum of: (a) the alternate rate of interest that has been selected or recommended by the Relevant Governmental Body as the replacement for the then-current Benchmark and (b) the Benchmark Replacement Adjustment;

(2)	the sum of: (a) the ISDA Fallback Rate and (b) the Benchmark Replacement Adjustment; or

(3)

the sum of: (a) the alternate rate of interest that has been selected by us or our designee as the replacement for the then-current Benchmark giving due consideration to any industry-accepted rate of interest as a replacement for the then-current Benchmark for U.S. dollar-denominated floating rate notes at such time and (b) the Benchmark Replacement Adjustment.

“Benchmark Replacement Adjustment” means the first alternative set forth in the order below that can be determined by us or our designee as of the Benchmark Replacement Date:

(1)

the spread adjustment (which may be a positive or negative value or zero), or method for calculating or determining such spread adjustment, that has been selected or recommended by the Relevant Governmental Body for the applicable Unadjusted Benchmark Replacement;

(2)	if the applicable Unadjusted Benchmark Replacement is equivalent to the ISDA Fallback Rate, then the ISDA Fallback Adjustment;

(3)

the spread adjustment (which may be a positive or negative value or zero) that has been selected by us or our designee giving due consideration to any industry-accepted spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of the then-current Benchmark with the applicable Unadjusted Benchmark Replacement for U.S. dollar-denominated floating rate notes at such time.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Interest Period”, timing and frequency of determining rates and making payments of interest, rounding of amounts or tenors, and other technical, administrative or operational matters that we or our designee, in its sole discretion, decides may be appropriate to reflect the adoption of such Benchmark Replacement in a manner substantially consistent with market practice (or, if we or our designee decides that adoption of any portion of such market practice is not administratively feasible or if we or our designee determines that no market practice for use of the Benchmark Replacement exists, in such other manner as we or our designee determines is reasonably necessary).

“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark (or any component used in the calculation thereof):

(1)

in the case of clause (1) or (2) of the below definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of the Benchmark (or any component used in the calculation thereof) permanently or indefinitely ceases to provide the Benchmark; or

(2)	in the case of clause (3) of the below definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein.

For the avoidance of doubt, if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination.

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark (or any component used in the calculation thereof):

(1)

a public statement or publication of information by or on behalf of the administrator of the Benchmark (or such component) announcing that such administrator has ceased or will cease to provide the Benchmark (or such component), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the Benchmark (or such component);

(2)

a public statement or publication of information by the regulatory supervisor for the administrator of the Benchmark (or such component), the central bank for the currency of the Benchmark (or such component), an insolvency official with jurisdiction over the administrator for the Benchmark (or such component), a resolution authority with jurisdiction over the administrator for the Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for the Benchmark (or such component), which states that the administrator of the Benchmark (or such component) has ceased or will cease to provide the Benchmark (or such component) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the Benchmark (or such component); or

(3)	a public statement or publication of information by the regulatory supervisor for the administrator of the Benchmark announcing that the Benchmark is no longer representative.

“ISDA Definitions” means the 2021 ISDA Definitions published by the International Swaps and Derivatives Association, Inc. or any successor thereto, as amended or supplemented from time to time, or any successor definitional booklet for interest rate derivatives published from time to time.

“ISDA Fallback Adjustment” means the Spread adjustment (which may be a positive or negative value or zero) that would apply for derivatives transactions referencing the ISDA Definitions to be determined upon the occurrence of an index cessation event with respect to the Benchmark for the applicable tenor.

“ISDA Fallback Rate” means the rate that would apply for derivatives transactions referencing the ISDA Definitions to be effective upon the occurrence of an index cessation date with respect to the Benchmark for the applicable tenor excluding the applicable ISDA Fallback Adjustment.

“Reference Time” with respect to any determination of the Benchmark means (1) if the Benchmark is Compounded SOFR calculated by reference to daily SOFR, the SOFR Determination Time, and (2) if the Benchmark is not Compounded SOFR calculated by reference to SOFR, the time determined by us or our designee, in accordance with the Benchmark Replacement Conforming Changes.

“Relevant Governmental Body” means the Federal Reserve Board and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board and/or the Federal Reserve Bank of New York or any successor thereto.

“Unadjusted Benchmark Replacement” means the Benchmark Replacement excluding the Benchmark Replacement Adjustment.

6.

Prime Rate. The Prime Rate for each interest reset date will be determined on the Business Day prior to the interest reset date (a “Prime Rate Interest Determination Date”) and, unless otherwise specified in the applicable pricing supplement, will be the rate on such date as such rate is published in H.15 Daily Update, or such other recognized electronic source used for the purpose of displaying such rate, opposite the caption “Bank prime loan”. If such rate is not yet published in H.15 Daily Update or another recognized electronic source by 3:00 P.M., New York City time, on the related calculation date, then the Prime Rate shall be the arithmetic mean, as determined by the calculation agent, of the rates of interest publicly announced by each bank that appears on Reuters on page USPRIME1 (or any other page as may replace such page on such service for the purpose of displaying prime rates or base lending rates of major United States banks) (“Reuters Page USPRIME1”) as that bank’s prime rate or base lending rate as of 11:00 A.M., New York City time, on such Prime Rate Interest Determination Date. If fewer than four such rates so appear on Reuters Page USPRIME1 for that Prime Rate Interest Determination Date by 3:00 P.M., New York City time on the related calculation date, then the Prime Rate shall be the arithmetic mean calculated by the calculation agent of the prime rates or base lending rates (quoted on the basis of the actual number of days in the year divided by a 360-day year) as of the close of business on such Prime Rate Interest Determination Date by three major banks (which may include the Agents or their affiliates) in the City of New York selected by the calculation agent, after consultation with Québec; provided, however, that if the banks so selected by the calculation agent are not quoting as mentioned in this sentence, the Prime Rate determined as of such Prime Rate Interest Determination Date will be the Prime Rate in effect on such Prime Rate Interest Determination Date.

7.

Treasury Rate. The Treasury Rate for each interest reset date will be the rate from the auction held on the Treasury Rate Interest Determination Date (the “Auction”) of direct obligations of the United States (“Treasury Bills”) having the Index Maturity specified in the applicable pricing supplement, under the caption “INVEST RATE” on the display on Reuters (or any successor service) on page USAUCTION10 (or any other page as may replace such page on such service) (“Reuters Page USAUCTION10”) or page USAUCTION11 (or any other page as may replace such page on such service) (“Reuters Page USAUCTION11”) or, if not so published by 3:00 P.M., New York City time, on the related calculation date, the Bond Equivalent Yield (as defined below) of the auction rate of those Treasury Bills as announced by the U.S. Department of the Treasury. In the event that the auction rate of Treasury Bills having the Index Maturity specified in the applicable pricing supplement, is not so announced by the U.S. Department of the Treasury, or if no such Auction is held, then the Treasury Rate will be the Bond Equivalent Yield of the rate on that Treasury Rate Interest Determination Date of Treasury Bills having the Index Maturity specified in the applicable pricing supplement, as published in H.15 Daily Update, or such other recognized electronic source used for the purpose of displaying such rate, under the caption “U.S. Government securities/Treasury bills (secondary market)” or, if not yet published by 3:00 P.M., New York City time, on the related calculation date, the rate on that Treasury Rate Interest Determination Date of such Treasury Bills as published in H.15 Daily Update. If that rate is not yet published in H.15 Daily Update or another recognized electronic source by 3:00 P.M., New York City time, on the related calculation date, then the Treasury Rate will be calculated by the calculation agent and will be the Bond Equivalent Yield of the arithmetic mean of the secondary market bid rates, as of approximately 3:30 P.M., New York City time, on that Treasury Rate Interest Determination Date, of three leading primary U.S. government securities dealers (which may include the Agents or their affiliates) selected by the calculation agent after consultation with Québec, for the issue of Treasury Bills with a remaining maturity closest to the Index Maturity specified in the applicable pricing supplement; provided, however, that if the dealers so selected by the calculation agent are not quoting as mentioned in this sentence, the Treasury Rate determined as of that Treasury Rate Interest Determination Date will be the Treasury Rate in effect on that Treasury Rate Interest Determination Date.

“Bond Equivalent Yield” will be a yield (expressed as a percentage) calculated according to the following formula:

Bond Equivalent Yield =	D × N × 100
360 – (D× M)

where “D” refers to the applicable per annum rate for Treasury Bills quoted on a bank discount basis and expressed as a decimal, “N” refers to 365 or 366, as the case may be, and “M” refers to the actual number of days in the interest payment period for which interest is being calculated.

Events of Default

The following events are defined as “Events of Default” in the notes:

•	failure by Québec to pay principal of or premium or interest or Additional Amounts, if any, on any notes when due, and that default continues for 45 days;

•	failure by Québec to perform any other covenant in the notes or the fiscal agency agreement and that default continues for 60 days; or

•

default by Québec in the payment of principal of or premium or interest or Additional Amounts, if any, on any other indebtedness (direct or under a guarantee) for borrowed money when due, and that default continues for 45 days, in an amount in excess of U.S.$50,000,000 (or its equivalent in other currencies).

If an event of default occurs on outstanding notes and continues, the holders may declare the principal amount of the notes held by them to be due and payable. All amounts owed on those notes will become due on the 15th day after delivery of notice (in the case of the first and third events described above), or on the 30th day after delivery of notice (in the case of the second event described above), unless prior to that time all such defaults are cured.

Other Provisions; Addenda

As specified under “Other Provisions” on the face of the notes or, if so specified on the face of the notes, in an addendum relating to the notes and, in each case, in the applicable pricing supplement, we may modify any provisions with respect to the notes including any variable term relating to the notes. These modifications will not, however, affect any note already issued or as to which we have accepted an offer to purchase.

Redemption at the Option of Québec

The notes will be redeemable at our option prior to the stated maturity if one or more redemption dates are specified in the applicable pricing supplement.

If so specified, the notes may be redeemed at our option on the applicable redemption date or dates or on a date during the applicable range of redemption dates.

The notes will be redeemable in whole or from time to time in part in increments of U.S.$1,000 or the minimum denomination specified in the applicable pricing supplement. Any remaining principal amount shall be at least U.S.$1,000 or the minimum denomination. Any redemption will be made at the applicable redemption price, together with accrued interest to the redemption date, on notice given not more than 60 nor less than 30 days prior to the date of redemption.

Interest due on an interest payment date falling on or prior to the date fixed for redemption will be payable to the holder of record at the close of business on the record date pertaining to that interest payment date.

“Redemption price” with respect to a note, means an amount equal to the initial redemption percentage specified in the pricing supplement, as adjusted by the annual redemption percentage reduction, if applicable, and multiplied by the unpaid principal amount of the note or the portion of the note to be redeemed.

The initial redemption percentage, if any, will decline at each anniversary of the initial redemption date by an amount equal to the applicable annual redemption percentage reduction, if any, until the redemption price is equal to 100% of the unpaid principal amount of the note or the portion of the note to be redeemed.

Repayment at the Option of the Holder

The notes will be repayable by us in whole or in part prior to their stated maturity at the option of the holders if one or more optional repayment dates are specified in the applicable pricing supplement.

If no optional repayment date is specified with respect to a note, that note will not be repayable at the option of its holder prior to the stated maturity.

Any repayment in part will be in increments of U.S.$1,000 or the minimum denomination specified in the applicable pricing supplement. Any remaining principal amount shall be at least U.S.$1,000 or the minimum denomination.

The repayment price for any note to be repaid will be the sum of:

•	100% of the unpaid principal amount of the note or the portion of the note to be repaid; and

•	accrued interest to the date of repayment.

Interest due on an interest payment date falling on or prior to the date of repayment will, however, be payable to the holder of record at the close of business on the record date pertaining to that interest payment date.

For your note to be repaid, the fiscal agent must receive it, together with the form thereon entitled “Option to Elect Repayment” duly completed, at its corporate trust office in the City of New York, or any other address of which we will from time to time notify the holders, not more than 60 nor less than 30 days prior to the date of repayment.

Exercise of the repayment option by the holder will be irrevocable.

While book-entry notes are represented by Global Notes held by or on behalf of the depositary and registered in the name of the depositary or the depositary’s nominee, a Participant (defined as persons that have accounts with the depositary for the Global Note, or its nominee) may exercise the option for repayment on behalf of the owners of beneficial interests in the Global Note or Notes representing book-entry notes by delivering a written notice substantially similar to the form “Option to Elect Repayment” to the fiscal agent at its corporate trust office in the City of New York, or any other address of which we shall from time to time notify the holders, not more than 60 nor less than 30 days prior to the date of repayment.

The fiscal agent must receive notices of elections from Participants on behalf of owners of beneficial interests in the Global Note or Notes representing the book-entry notes to exercise their option to have the book-entry notes repaid by 5:00 P.M., New York City time, on the last day for giving that notice.

In order to ensure that a notice is received by the fiscal agent on a particular day, the owner of beneficial interests in the Global Note or Notes representing the book-entry notes must so direct the applicable Participant before the Participant’s deadline for accepting instructions for that day. Different firms may have different deadlines for accepting instructions from their customers. Accordingly, owners of beneficial interests in the Global Note or Notes representing book-entry notes should consult the Participants through which they own their interest therein for the respective deadlines for those Participants. All notices shall be executed by a duly authorized officer of the Participant, with signature guaranteed, and shall be irrevocable. In addition, owners of beneficial interests in the Global Note or Notes representing book-entry notes shall effect delivery at the time the notices of election are given to the depositary by causing the applicable Participant to transfer that owner’s interest in the Global Note or Notes representing the book-entry notes, on the depositary’s records, to the fiscal agent. See “Book-Entry System” in this prospectus supplement and “Description of the Securities—Book-Entry System” in the accompanying prospectus.

Payment of Additional Amounts

All payments of principal and interest by Québec to any holder who, as to Canada or any province, political subdivision or taxing authority therein is a non-resident, will be made without withholding or deduction for, or on account of, any present or future taxes, duties, assessments or charges of whatever nature imposed or levied by or on behalf of the Government of Canada or any province, territory or political subdivision thereof or any authority or agency therein or thereof having power to tax, unless the withholding or deduction of such taxes, duties, assessments or charges is required by law or by the interpretation or administration thereof. In that event, Québec will, subject to its redemption rights pursuant to the fiscal agency agreement and the notes, pay to the holder of the notes such additional amounts (the “Additional Amounts”) as may be necessary in order that the net amounts receivable by the beneficial holder of the notes after such withholding or deduction shall equal the respective amounts of principal or interest which would have been receivable in respect of the notes in the absence of such withholding or deduction; except that no such Additional Amount shall be payable with respect to any note:

(i)

to, or to a third party on behalf of, a holder or a beneficial holder who is liable to such taxes, duties, assessments or charges in respect of such note by reason of that person having some connection with Canada other than the mere holding or use outside Canada, or ownership as a non-resident of Canada, of such note; or

(ii)

presented for payment more than 30 days after the Relevant Date (as defined below) except to the extent that the holder thereof would have been entitled to such Additional Amounts on presenting the same for payment on or before such thirtieth day.

As used herein, “Relevant Date” means:

(A)	the date on which such payment first becomes due; or

(B)

if the full amount of the moneys payable has not been received by the fiscal agent on or prior to such date, the date on which, the full amount of such moneys having been so received, notice to that effect is duly given to the holders of the notes in accordance with the notice procedures described under the heading “Notices” in the accompanying prospectus.

Purchases of Notes by Québec

We may at any time purchase notes at any price or prices in the open market or otherwise. We may hold or resell notes that we so purchase or, at our discretion, surrender them to the fiscal agent for cancellation.

Prescription

Under current Québec law, an action to enforce a right to payment under the notes may be prescribed if it is not brought within three years of the date the payment is due.

Book-Entry System

Upon issuance, all notes having the same:

•	Issue date;

•	Stated maturity;

•	Interest payment dates;

•	in the case of:

–	fixed rate notes, interest rate; or

–	floating rate notes:

◆	Interest rate basis;

◆	Initial interest rate;

◆	Index maturity;

◆	Interest rate reset periods;

◆	Interest reset dates;

◆	Interest determination date;

◆	Calculation date;

◆	Spread or spread multiplier, if any;

◆	Minimum interest rate, if any; and

◆	Maximum interest rate, if any; and

•	any other terms set forth in the applicable pricing supplement;

will be represented by one or more Global Notes.

Payments

We will make available to the fiscal agent on any interest payment date or on the maturity date the total amount of any payment of principal, premium or interest or Additional Amounts, if any, due on the notes on that date. The fiscal agent will pay that amount to the depositary or its nominee, as the registered owner of the Global Note, in accordance with existing arrangements between the fiscal agent and the depositary.

The depositary has advised us that upon receipt of any payment of principal, premium or interest or Additional Amount, if any, the depositary will credit, on its book-entry and transfer system, Participants’ accounts with payments in amounts proportionate to their respective beneficial interest in the principal or face amount of the Global Note as shown on the records of the depositary.

We also expect that payments by Participants to owners of beneficial interests in the Global Note held through the Participants will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name”, and will be the responsibility of that Participant.

Neither we nor the fiscal agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Global Note or for maintaining, supervising or reviewing any records relating to the beneficial ownership interests.

Registered Owners and Owners of Beneficial Interests

So long as the depositary or its nominee is the registered owner of a Global Note, the depositary or its nominee will be considered the sole owner or holder of the Global Note for the purposes of:

•	receiving payment on the notes;

•	receiving notices in respect of the notes; and

•	for all other purposes under the fiscal agency agreement and the notes.

Beneficial interests in a Global Note will be evidenced only by, and transfers will be effected only through, records maintained by the depositary and its Participants.

Owners of beneficial interests in a Global Note:

•	will not be entitled to have notes registered in their names;

•	will not, except under some limited circumstances, receive certificated notes; and

•	will not be considered the owners or holders of those notes under the fiscal agency agreement or those notes.

Accordingly, each person owning a beneficial interest in a Global Note must rely on the procedures of the depositary and, if that person is not a Participant, on the procedures of the Participant through which that person owns its interest, to exercise any rights of a holder of a beneficial interest in the Global Note.

In the event that we request any action of holders or if an owner of a beneficial interest in a Global Note desires to take any action, the depositary or its nominee, as the holder of the Global Note, would authorize the Participants to take that action, and the Participants would authorize owners of beneficial interests owning through Participants to take that action or would otherwise act upon the instructions of owners of beneficial interests owning through them.

Restrictions on the Transfer of a Global Note

A Global Note may not be transferred except as a whole:

•	by the depositary to a nominee of the depositary;

•	by a nominee of the depositary to the depositary or any other nominee of the depositary; or

•	by the depositary or the nominee of the depositary to a successor of the depositary or a nominee of the successor of the depositary.

Exchange for Certificated Notes

Notes represented by a Global Note are exchangeable for certificated notes of like tenor and in an equal aggregate principal amount as the Global Note in denominations of U.S.$1,000 and integral multiples of U.S.$1,000 only if:

•

the relevant depositary for the Global Note notifies us that it is unwilling or unable to continue as depositary for that Global Note or ceases to be a clearing agency registered under the Exchange Act (as defined below) at a time when it is required to be so registered and we do not appoint a successor depositary within 90 days after receiving the notice or becoming aware that the depositary is no longer so registered;

•	in our discretion at any time, we determine not to have the notes represented by a Global Note; or

•

upon request by any owner of a beneficial interest in the Global Note, after an event of default entitling the holder of the Global Note to accelerate the stated maturity of the related notes has occurred and is continuing.

Book-entry notes that are so exchangeable are exchangeable for certificated notes registered in the names that the depositary holding the Global Note representing those notes shall direct.

We acknowledge that if certificated notes are not promptly issued to the owners of beneficial interests in a Global Note as contemplated above, then an owner of a beneficial interest will be entitled to pursue any remedy under the fiscal agency agreement, the Global Note or applicable law with respect to the portion of the Global Note representing that owner’s interest in the Global Note as if certificated notes had been issued.

SPECIAL PROVISIONS RELATING TO FOREIGN CURRENCY NOTES

In the case of foreign currency notes (which are to be denominated and/or payable in a currency other than U.S. dollars), the following special provisions shall apply and shall supplement, and to the extent inconsistent herewith, replace:

•	the description of general terms and conditions of debt securities set forth under the heading “Description of the Securities” in the accompanying prospectus, and

•	the description of general terms and conditions of the notes set forth under the heading “Description of the Notes” in this prospectus supplement.

For a description of risks associated with foreign currency notes, see “Risk Factors”.

Foreign currency notes will not be sold in, or to residents of, the country issuing the foreign currency in which they are denominated where it is prohibited to do so.

You will be required to pay for foreign currency notes in the foreign currency unless you have made other arrangements with an Agent or us.

We will specify the authorized denominations of any foreign currency notes in the applicable pricing supplement.

Foreign currencies include, but are not limited to, Canadian dollars and euros.

Payment of Principal and Interest

The principal of and any premium or interest and Additional Amounts, if any, on foreign currency notes is payable by us in the foreign currency. However, if you are an owner of a beneficial interest in a Global Note representing foreign currency notes held by DTC you will receive payments in U.S. dollars in the manner described above under “Description of the Notes—Form of Note” unless you elect to receive payments in the specified foreign currency by following the procedures described below. If you hold certificated foreign currency notes, payments will be made only in the specified foreign currency and by wire transfer to a bank account designated by you in accordance with the instructions that you have provided to the fiscal agent on or prior to the applicable record date or at least 16 days prior to the applicable maturity date. The following discussion relates only to payments on the notes that are represented by Global Notes held by DTC.

For the purpose of converting the foreign currency payments made by us to U.S. dollars for the owners of beneficial interests described above, we have entered into an exchange rate agency agreement, dated as of December 11, 2003 with Citibank, N.A., as exchange rate agent. Any U.S. dollar amount you will receive on account of a foreign currency note will be based on either a bid quotation that the exchange rate agent or any of its affiliates quotes (which shall be a competitive quotation in the market at that time for such a transaction) or a bid quotation from a leading foreign exchange bank in the City of New York selected by the exchange rate agent, at 11:00 A.M., New York City time, on the second Business Day preceding the applicable payment date for purchase by the exchange rate agent of the foreign currency for U.S. dollars for settlement on the payment date in the aggregate amount of the foreign currency payable to all holders of notes scheduled to receive U.S. dollar payments on that date.

The fiscal agent will, subject to applicable laws and regulations, make payments of principal or any premium or interest and Additional Amounts on foreign currency notes payable in the foreign currency on any interest payment date and maturity date by wire transfers to designated bank accounts as detailed below.

An owner of a beneficial interest in a Global Note representing foreign currency notes who elects to receive payments of principal, premium, if any, and interest and Additional Amounts, if any, in the foreign currency must notify the Participant through which his interest is held on or prior to the applicable record date or at least 16 days prior to the applicable maturity date of his election to receive all or a portion of the payment in the foreign currency and designate at the same time the appropriate bank account to which that payment will be made.

The Participant must notify the depositary of the election and designated bank account on or prior to the third Business Day after the record date or at least ten days prior to the maturity date.

The depositary will notify the fiscal agent of the election and designated bank account on or prior to the fifth Business Day after the record date or at least ten days prior to the maturity date. If the Participant receives and forwards complete instructions to the depositary, and if the depositary receives and forwards the instructions to the fiscal agent, on or prior to the corresponding dates, then the owner of a beneficial interest will receive payments in the foreign currency.

You may elect to receive payment in the foreign currency for all principal, premium and interest payments and Additional Amounts and need not file a separate election for each payment. The election will remain in effect until you revoke it by written notice to the fiscal agent. The fiscal agent must receive written notice of the revocation on or prior to the applicable record date or at least 16 days prior to the applicable maturity date.

You should contact your broker or nominee to determine whether and how you may make an election to receive payments in the foreign currency. If the fiscal agent cannot make a payment on a foreign currency note by wire transfer because the fiscal agent has not received the required information on or before the requisite date, the fiscal agent will mail a notice to the depositary, in the case of a payment in respect of foreign currency notes represented by a Global Note, or to the holder at its registered address, in the case of certificated foreign currency notes, requesting that information, and no additional interest will accrue.

We will pay any administrative costs imposed by banks in connection with making payments by wire transfer, but the owners of beneficial interests or holders of the foreign currency notes in respect of which payments are made will bear any tax, assessment or governmental charge imposed upon the payments.

Unavailability of Foreign Currency

If a foreign currency is not available for the payment of principal and any premium or interest with respect to a foreign currency note due to the imposition of exchange controls or other circumstances beyond our control, we will be entitled to satisfy our obligations to holders of foreign currency notes by making payment in U.S. dollars:

•	on the basis of the market exchange rate on the date of the payment;

•	if the market exchange rate is not then available, on the basis of the most recently available market exchange rate; or

•	as otherwise specified in the applicable pricing supplement.

The “market exchange rate” for a foreign currency means the noon dollar buying rate in the City of New York for cable transfers for the foreign currency as certified for customs purposes by the Federal Reserve Bank of New York.

All determinations we or our agents make, including the exchange rate agent, shall be at our sole discretion and shall, in the absence of manifest error, be conclusive for all purposes and binding on the holders of the foreign currency notes.

DISCUSSION OF UNITED STATES TAX CONSEQUENCES

This section describes the material United States federal income tax consequences to a United States holder (as defined below) of owning the notes we are offering. It is the opinion of Sullivan & Cromwell LLP, our special tax counsel. It applies to you only if you acquire notes in an initial offering under any pricing supplement, this prospectus supplement and the accompanying prospectus and you hold your notes as capital assets for tax purposes. This section addresses only United States federal income taxation and does not discuss all of the tax consequences that may be relevant to you in light of your individual circumstances, including non-U.S., state or local tax consequences, and tax consequences arising under the Medicare contribution tax on net investment income or the alternative minimum tax. This section does not apply to you if you are a member of a class of holders that is subject to special rules, such as:

•	a dealer in securities or currencies;

•	a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings;

•	a bank;

•	a life insurance company;

•	a tax-exempt organization;

•	a person that owns notes that are a hedge or that are hedged against interest rate or currency risks;

•	a person that owns notes as part of a straddle or conversion transaction for tax purposes;

•	a person that purchases or sells notes as part of a wash sale for tax purposes; or

•	a person whose functional currency for tax purposes is not the U.S. dollar.

This section deals only with notes that are due to mature 30 years or less from the date on which they are issued. The United States federal income tax consequences of owning notes that are due to mature more than 30 years from their date of issue will be discussed in an applicable pricing supplement.

This section is based on the Internal Revenue Code of 1986, as amended (the “Code”), its legislative history, existing and proposed regulations under the Code, published rulings and court decisions, all as currently in effect. These laws are subject to change, possibly on a retroactive basis, and could affect the continued validity of this summary.

If an entity or arrangement that is treated as a partnership for U.S. federal income tax purposes holds the notes, the United States federal income tax treatment of a partner will generally depend on the status of the partner and the tax treatment of the partnership. A partner in a partnership holding the notes should consult its tax advisor with regard to the United States federal income tax treatment of an investment in the notes.

The tax consequences of any particular note depend on its terms, and any particular offering of notes may have features or terms that cause the U.S. federal income tax treatment of the notes to differ materially from the discussion below. An applicable pricing supplement will discuss any material differences from the discussion below.

Please consult your own tax advisor concerning the consequences of owning these notes in your particular circumstances under the Code and the laws of any other taxing jurisdiction.

You are a United States holder if you are an owner of a beneficial interest in a note and you are, for U.S. federal income tax purposes:

•	a citizen or resident of the United States;

•	a domestic corporation;

•	an estate whose income is subject to United States federal income tax regardless of its source; or

•

a trust if a United States court can exercise primary supervision over the trust’s administration and one or more United States persons are authorized to control all substantial decisions of the trust.

Payments of Interest

Except as described below in the case of interest on a discount note that is not qualified stated interest (each as defined below under “Original Issue Discount—General”), you will be taxed on any interest on your note, whether payable in U.S. dollars or a currency or basket of currencies other than U.S. dollars (a “foreign currency”) as ordinary income at the time you receive the interest or when it accrues, depending on your method of accounting for tax purposes.

Interest paid by Québec on the notes and original issue discount, if any, accrued with respect to the notes (as described below under “Original Issue Discount”) generally constitute income from sources outside the United States subject to the rules regarding the foreign tax credit allowable to a United States holder. Under the foreign tax credit rules, interest and original issue discount will, depending on your circumstances, be either “passive category” or “general category” income for purposes of computing the foreign tax credit.

Foreign Currency Notes – Cash Basis Taxpayers.  If you are a taxpayer that uses the cash receipts and disbursements method of accounting for tax purposes and you receive an interest payment that is denominated in, or determined by reference to, a foreign currency, you would recognize income equal to the U.S. dollar value of the interest payment, based on the exchange rate in effect on the date of receipt, regardless of whether you actually convert the payment into U.S. dollars.

Foreign Currency Notes – Accrual Basis Taxpayers.  If you are a taxpayer that uses an accrual method of accounting for tax purposes, you may determine the amount of income that you recognize with respect to an interest payment denominated in, or determined by reference to, a foreign currency by using one of two methods. Under the first method, you would determine the amount of income accrued based on the average exchange rate in effect during the interest accrual period (or, with respect to an accrual period that spans two taxable years, that part of the period within the taxable year).

If you elect the second method, you would determine the amount of income accrued on the basis of the exchange rate in effect on the last day of the accrual period (or, in the case of an accrual period that spans two taxable years, the exchange rate in effect on the last day of the part of the period within the taxable year).  Additionally, under this second method, if you receive a payment of interest within five business days of the last day of your accrual period or taxable year, you may instead translate the interest accrued into U.S. dollars at the exchange rate in effect on the day that you actually receive the interest payment. If you elect the second method it would apply to all debt instruments that you hold at the beginning of the first taxable year to which the election applies and to all debt instruments that you subsequently acquire. You may not revoke this election without the consent of the Internal Revenue Service (the “IRS”).

When you actually receive an interest payment, including a payment attributable to accrued but unpaid interest upon the sale or retirement of your note, denominated in, or determined by reference to, a foreign currency for which you accrued an amount of income, you will recognize ordinary income or loss measured by the difference, if any, between the exchange rate that you used to accrue interest income and the exchange rate in effect on the date of receipt, regardless of whether you actually convert the payment into U.S. dollars.

Original Issue Discount

General.  If you own a note, other than a short-term note with a term of one year or less, it would be treated as a discount note issued at an original issue discount if the amount by which the note’s stated redemption price at maturity exceeds its issue price is equal to or more than a de minimis amount. Generally, a note’s issue price will be the first price at which a substantial amount of notes included in the issue of which the note is a part is sold to persons other than bond houses, brokers, or similar persons or organizations acting in the capacity of underwriters, placement agents, or wholesalers. A note’s stated redemption price at maturity is the total of all payments provided by the note that are not payments of qualified stated interest. Generally, an interest payment on a note is qualified stated interest if it is one of a series of stated interest payments on a note that are unconditionally payable at least annually at a single fixed rate, with certain exceptions for lower rates paid during some periods, applied to the outstanding principal amount of the note. There are special rules for variable rate notes that are discussed under “Original Issue Discount—Variable Rate Notes”.

In general, your note is not a discount note if the amount by which its stated redemption price at maturity exceeds its issue price is less than the de minimis amount of 1⁄4 of 1 percent of its stated redemption price at maturity multiplied by the number of complete years to its maturity. Your note would have de minimis original issue discount if the amount of the excess is less than the de minimis amount. If your note has de minimis original issue discount, you would include the de minimis amount in income as stated principal payments are made on the note, unless you make the election described below under “Election to Treat All Interest as Original Issue Discount”. You can determine the includible amount with respect to each such payment by multiplying the total amount of your note’s de minimis original issue discount by a fraction equal to the amount of the principal payment made divided by the stated principal amount of the note.

Inclusion of Original Issue Discount in Income.  Generally, if your discount note matures more than one year from its date of issue, you would include original issue discount (“OID”) in income before you receive cash attributable to that income. The amount of OID that you would include in income is calculated using a constant-yield method, and generally you would include increasingly greater amounts of OID in income over the life of your note. More specifically, you can calculate the amount of OID that you would include in income by adding the daily portions of OID with respect to your discount note for each day during the taxable year or portion of the taxable year that you hold your discount note. You can determine the daily portion by allocating to each day in any accrual period a pro rata portion of the OID allocable to that accrual period. You may select an accrual period of any length with respect to your discount note and you may vary the length of each accrual period over the term of your discount note. However, no accrual period may be longer than one year and each scheduled payment of interest or principal on your discount note must occur on either the first or final day of an accrual period.

You can determine the amount of OID allocable to an accrual period by:

•	multiplying your discount note’s adjusted issue price at the beginning of the accrual period by your note’s yield to maturity; and then

•	subtracting from this figure the sum of the payments of qualified stated interest on your note allocable to the accrual period.

You must determine the discount note’s yield to maturity on the basis of compounding at the close of each accrual period and adjusting for the length of each accrual period. Further, you determine your discount note’s adjusted issue price at the beginning of any accrual period by:

•	adding your discount note’s issue price and any accrued OID for each prior accrual period; and then

•	subtracting any payments previously made on your discount note that were not qualified stated interest payments.

If an interval between payments of qualified stated interest on your discount note contains more than one accrual period, then, when you determine the amount of OID allocable to an accrual period, you would allocate the amount of qualified stated interest payable at the end of the interval, including any qualified stated interest that is payable on the first day of the accrual period immediately following the interval, pro rata to each accrual period in the interval based on their relative lengths. In addition, you would increase the adjusted issue price at the beginning of each accrual period in the interval by the amount of any qualified stated interest that has accrued prior to the first day of the accrual period but that is not payable until the end of the interval. You may compute the amount of OID allocable to an initial short accrual period by using any reasonable method if all other accrual periods, other than a final short accrual period, are of equal length.

The amount of OID allocable to the final accrual period is equal to the difference between:

•	the amount payable at the maturity of your note, other than any payment of qualified stated interest; and

•	your note’s adjusted issue price as of the beginning of the final accrual period.

Acquisition Premium.  If you purchase your note for an amount that is less than or equal to the sum of all amounts, other than qualified stated interest, payable on your note after the purchase date but is greater than the amount of your note’s adjusted issue price (as determined above under “Original Issue Discount—General”), the excess is acquisition premium. If you do not make the election described below under “Election to Treat All Interest as Original Issue Discount”, then you would reduce the daily portions of OID by a fraction equal to:

•	the excess of your adjusted basis in the note immediately after purchase over the adjusted issue price of your note; divided by

•	the excess of the sum of all amounts payable, other than qualified stated interest, on your note after the purchase date over your note’s adjusted issue price.

Pre-Issuance Accrued Interest.  An election may be made to decrease the issue price of your note by the amount of pre-issuance accrued interest if:

•	a portion of the initial purchase price of your note is attributable to pre-issuance accrued interest;

•	the first stated interest payment on your note is to be made within one year of your note’s issue date; and

•	the payment would equal or exceed the amount of pre-issuance accrued interest.

If this election is made, a portion of the first stated interest payment would be treated as a return of the excluded pre-issuance accrued interest and not as an amount payable on your note.

Notes Subject to Contingencies Including Optional Redemption.  Your note is subject to a contingency if it provides for an alternative payment schedule or schedules applicable upon the occurrence of a contingency or contingencies, other than a remote or incidental contingency, whether such contingency relates to payments of interest or of principal. In such a case, you would determine the yield and maturity of your note by assuming that the payments would be made according to the payment schedule most likely to occur if:

•	the timing and amounts of the payments that comprise each payment schedule are known as of the issue date; and

•	one of such schedules is significantly more likely than not to occur.

If there is no single payment schedule that is significantly more likely than not to occur, other than because of a mandatory sinking fund, you would include income on your note in accordance with the general rules that govern contingent payment obligations. These rules will be discussed in the applicable pricing supplement.

Notwithstanding the general rules for determining yield and maturity, if your note is subject to contingencies, and either you or we have an unconditional option or options that, if exercised, would require payments to be made on the note under an alternative payment schedule or schedules, then:

•	in the case of an option or options that we may exercise, we would be deemed to exercise or not exercise an option or combination of options in the manner that minimizes the yield on your note; and

•	in the case of an option or options that you may exercise, you would be deemed to exercise or not exercise an option or combination of options in the manner that maximizes the yield on your note.

If both you and we hold options described in the preceding sentence, those rules would apply to each option in the order in which they may be exercised. You would determine the yield on your note for the purposes of those calculations by using any date on which your note may be redeemed or repurchased as the maturity date and the amount payable on such date in accordance with the terms of your note as the principal amount payable at maturity.

If a contingency, including the exercise of an option, actually occurs or does not occur contrary to an assumption made according to the above rules then, except to the extent that a portion of your note is repaid as a result of this change in circumstances and solely to determine the amount and accrual of OID, you would redetermine the yield and maturity of your note by treating your note as having been retired and reissued on the date of the change in circumstances for an amount equal to your note’s adjusted issue price on that date.

Election to Treat All Interest as Original Issue Discount.  You may elect to include in gross income all interest that accrues on your note using the constant-yield method described above under the heading “Original Issue Discount—Inclusion of Original Issue Discount in Income”, with the modifications described below. For purposes of this election, interest will include stated interest, OID, de minimis original issue discount, market discount, de minimis market discount and unstated interest, as adjusted by any amortizable bond premium (described below under “Notes Purchased at a Premium”) or acquisition premium.

If you make this election for your note, then, when you apply the constant-yield method:

•	the issue price of your note would equal your cost;

•	the issue date of your note would be the date you acquired it; and

•	no payments on your note would be treated as payments of qualified stated interest.

Generally, this election will apply only to the note for which you make it; however if the note has amortizable bond premium, you would be deemed to have made an election to apply amortizable bond premium against interest for all debt instruments with amortizable bond premium, other than debt instruments the interest on which is excludible from gross income, that you hold as of the beginning of the taxable year to which the election applies or thereafter. Additionally, if you make this election for a market discount note, you would be treated as having made the election discussed below under “Original Issue Discount—Market Discount” to include market discount in income currently over the life of all debt instruments having market discount that you acquire on or after the first day of the first taxable year to which the election applies. You may not revoke any election to apply the constant-yield method to all interest on a note or the deemed elections with respect to amortizable bond premium or market discount notes without the consent of the IRS.

Variable Rate Notes.  Your note would be a variable rate note if:

•	your note’s issue price does not exceed the total noncontingent principal payments by more than the lesser of:

–	0.015 multiplied by the product of the total noncontingent principal payments and the number of complete years to maturity from the issue date; or

–	15 percent of the total noncontingent principal payments; and

•	your note provides for stated interest (compounded or paid at least annually) only at:

–	one or more qualified floating rates;

–	a single fixed rate and one or more qualified floating rates;

–	a single objective rate; or

–	a single fixed rate and a single objective rate that is a qualified inverse floating rate; and

•

the value of any variable rate on any date during the term of your note is set no earlier than three months prior to the first day on which that value is in effect and no later than one year following that first day.

Your note would have a variable rate that is a qualified floating rate if:

•	variations in the value of the rate can reasonably be expected to measure contemporaneous variations in the cost of newly borrowed funds in the currency in which your note is denominated; or

•	the rate is equal to such a rate either:

–	multiplied by a fixed multiple that is greater than 0.65 but not more than 1.35; or

–	multiplied by a fixed multiple greater than 0.65 but not more than 1.35, and then increased or decreased by a fixed rate.

If your note provides for two or more qualified floating rates that are within 0.25 percentage points of each other on the issue date or can reasonably be expected to have approximately the same values throughout the term of the note, the qualified floating rates together constitute a single qualified floating rate.

Your note would not have a qualified floating rate, however, if the rate is subject to certain restrictions (including caps, floors, governors, or other similar restrictions) unless such restrictions are caps, floors or governors that are fixed throughout the term of the note or such restrictions are not reasonably expected to significantly affect the yield on the note.

Your note would have a variable rate that is a single objective rate if:

•	the rate is not a qualified floating rate; and

•

the rate is determined using a single, fixed formula that is based on objective financial or economic information that is not within the control of or unique to the circumstances of the issuer or a related party.

Your note would not have a variable rate that is an objective rate, however, if it is reasonably expected that the average value of the rate during the first half of your note’s term would be either significantly less than or significantly greater than the average value of the rate during the final half of your note’s term.

An objective rate as described above is a qualified inverse floating rate if:

•	the rate is equal to a fixed rate minus a qualified floating rate; and

•	the variations in the rate can reasonably be expected to inversely reflect contemporaneous variations in the cost of newly borrowed funds.

Your note would also have a single qualified floating rate or an objective rate if interest on your note is stated at a fixed rate for an initial period of one year or less followed by either a qualified floating rate or an objective rate for a subsequent period, and either:

•	the fixed rate and the qualified floating rate or objective rate have values on the issue date of the note that do not differ by more than 0.25 percentage points; or

•	the value of the qualified floating rate or objective rate is intended to approximate the fixed rate.

Commercial Paper Rate notes, CMT Rate notes, Prime Rate notes, SOFR notes, EURIBOR notes, Treasury Rate notes and Federal Funds Rate notes generally will be treated as variable rate notes under these rules. In general, if your variable rate note provides for stated interest at a single qualified floating rate or objective rate (or one of those rates after a single fixed rate for an initial period), all stated interest on your note is qualified stated interest. In this case, the amount of OID, if any, is determined by using, in the case of a qualified floating rate or qualified inverse floating rate, the value as of the issue date of the qualified floating rate or qualified inverse floating rate, or, for any other objective rate, a fixed rate that reflects the yield reasonably expected for your note.

If your variable rate note does not provide for stated interest at a single qualified floating rate or a single objective rate, and also does not provide for interest payable at a fixed rate other than a single fixed rate for an initial period, you generally would determine the interest and OID accruals on your note by:

•	determining a fixed rate substitute for each variable rate provided under your variable rate note;

•	constructing the equivalent fixed rate debt instrument (using the fixed rate substitute described above);

•	determining the amount of qualified stated interest and OID with respect to the equivalent fixed rate debt instrument; and

•	adjusting for actual variable rates during the applicable accrual period.

When you determine the fixed rate substitute for each variable rate provided under the variable rate note, you generally will use the value of each variable rate as of the issue date or, for an objective rate that is not a qualified inverse floating rate, a rate that reflects the reasonably expected yield on your note.

If your variable rate note provides for stated interest either at one or more qualified floating rates or at a qualified inverse floating rate, and also provides for stated interest at a single fixed rate other than at a single fixed rate for an initial period, you generally would determine interest and OID accruals by using the method described in the previous paragraph. However, your variable rate note would be treated, for purposes of the first three steps of the determination, as if your note had provided for a qualified floating rate, or a qualified inverse floating rate, rather than the fixed rate. The qualified floating rate, or qualified inverse floating rate, that replaces the fixed rate must be such that the fair market value of your variable rate note as of the issue date approximates the fair market value of an otherwise identical debt instrument that provides for the qualified floating rate, or qualified inverse floating rate, rather than the fixed rate.

Short-Term Notes.  In general, if you are an individual or other cash basis United States holder of a short-term note, you are not required to accrue OID, as specially defined below for the purposes of this paragraph, for United States federal income tax purposes unless you elect to do so (although, it is possible that you may be required to include any stated interest in income as you receive it). If you are an accrual basis taxpayer, a taxpayer in a special class, including, but not limited to, a regulated investment company, common trust fund, or a certain type of pass-through entity, or a cash basis taxpayer who so elects, you would be required to accrue OID on short-term notes on either a straight-line basis or under the constant-yield method, based on daily compounding. If you are not required and do not elect to include OID in income currently, any gain you realize on the sale or retirement of your short-term note would be ordinary income to the extent of the accrued OID, which would be determined on a straight-line basis unless you make an election to accrue the OID under the constant-yield method, through the date of sale or retirement. However, if you are not required and do not elect to accrue OID on your short-term notes, you would be required to defer deductions for interest on borrowings allocable to your short-term notes in an amount not exceeding the deferred income until the deferred income is realized.

When you determine the amount of OID subject to these rules, you must include all interest payments on your short-term note, including stated interest, in your short-term note’s stated redemption price at maturity.

Foreign Currency Discount Notes.  If your discount note is denominated in, or determined by reference to, a foreign currency, you would determine OID for any accrual period on your discount note in the foreign currency and then translate the amount of OID into U.S. dollars in the same manner as stated interest accrued by an accrual basis United States holder, as described under “Payments of Interest”. You may recognize ordinary income or loss when you receive an amount attributable to OID in connection with a payment of interest or the sale or retirement of your note.

Market Discount

You would be treated as if you purchased your note, other than a short-term note, at a market discount, and your note would be a market discount note if:

•	you purchase your note for less than its issue price (as determined above under “Original Issue Discount—General”); and

•

the difference between the note’s stated redemption price at maturity or, in the case of a discount note, the note’s revised issue price, and the price you paid for your note is equal to or greater than 1⁄4 of 1 percent of your note’s stated redemption price at maturity multiplied by the number of complete years to the note’s maturity. To determine the revised issue price of your note for these purposes, you generally add any OID that has accrued on your note to its issue price.

If your note’s stated redemption price at maturity or, in the case of a discount note, its revised issue price, exceeds the price you paid for the note by less than 1⁄4 of 1 percent of the note’s stated redemption price at maturity multiplied by the number of complete years to the note’s maturity, the excess constitutes de minimis market discount, and the rules that we discuss below are not applicable to you.

You must treat any gain you recognize on the maturity or disposition of your market discount note as ordinary income to the extent of the accrued market discount on your note. Alternatively, you may elect to include market discount in income currently over the life of your note. If you make this election, it would apply to all debt instruments with market discount that you acquire on or after the first day of the first taxable year to which the election applies. You may not revoke this election without the consent of the IRS. If you own a market discount note and do not make this election, you would generally be required to defer deductions for interest on borrowings allocable to your note in an amount not exceeding the accrued market discount on your note until the maturity or disposition of your note.

If you own a market discount note, the market discount would accrue on a straight-line basis unless an election is made to accrue market discount using a constant-yield method. If you make this election, it would apply only to the note with respect to which it is made and you may not revoke it. You would, however, not include accrued market discount in income unless you elect to do so as described above.

Notes Purchased at a Premium

If you purchase your note for an amount in excess of its principal amount (or, in the case of a discount note, in excess of the sum of all amounts payable on the note after the acquisition date (other than payments of qualified stated interest)), you may elect to treat the excess as amortizable bond premium. If you make this election, you would reduce the amount required to be included in your income each accrual period with respect to interest on your note by the amount of amortizable bond premium allocable to that accrual period, based on your note’s yield to maturity.

If the amortizable bond premium allocable to an accrual period exceeds your interest income from your note for such accrual period, such excess is first allowed as a deduction to the extent of interest included in your income in respect of the note in previous accrual periods and is then carried forward to your next accrual period. If the amortizable bond premium allocable and carried forward to the accrual period in which your note is sold, retired or otherwise disposed of exceeds your interest income for such accrual period, you would be allowed an ordinary deduction equal to such excess.

If your note is denominated in, or determined by reference to, a foreign currency, you would compute your amortizable bond premium in units of the foreign currency and your amortizable bond premium would reduce your interest income in units of the foreign currency. Gain or loss recognized that is attributable to changes in exchange rates between the time your amortized bond premium offsets interest income and the time of the acquisition of your note is generally taxable as ordinary income or loss. If you make an election to amortize bond premium, it would apply to all debt instruments (other than debt instruments, the interest on which is excludible from gross income) that you hold at the beginning of the first taxable year to which the election applies or that you thereafter acquire, and you may not revoke it without the consent of the IRS. See also “Original Issue Discount—Election to Treat All Interest as Original Issue Discount”.

Purchase, Sale and Retirement of the Notes

Your tax basis in your note will generally be the U.S. dollar cost, as defined below, of your note, adjusted by:

•	adding any OID or market discount previously included in income with respect to your note; and then

•

subtracting any payments on your note that are not qualified stated interest payments and any amortizable bond premium to the extent that such premium either reduced interest income on your note or gave rise to a deduction on your note.

If you purchase your note with foreign currency, the U.S. dollar cost of your note would generally be the U.S. dollar value of the purchase price on the date of purchase. However, if you are a cash basis taxpayer, or an accrual basis taxpayer if you so elect, and your note is traded on an established securities market, as defined in the applicable Treasury regulations, the U.S. dollar cost of your note would be the U.S. dollar value of the purchase price on the settlement date of your purchase.

You will generally recognize gain or loss on the sale or retirement of your note equal to the difference between the amount you realize on the sale or retirement, excluding any amounts attributable to accrued but unpaid interest (which will be treated as interest payments), and your tax basis in your note. If your note is sold or retired for an amount in foreign currency, the amount you realize would be the U.S. dollar value of such amount on the date the note is disposed of or retired, except that in the case of a note that is traded on an established securities market, as defined in the applicable Treasury regulations, a cash basis taxpayer, or an accrual basis taxpayer that so elects, would determine the amount realized based on the U.S. dollar value of the foreign currency on the settlement date of the sale.

You will recognize capital gain or loss when you sell or retire your note, except to the extent:

•	described above under “Short-Term Notes” or “Market Discount”; or

•	attributable to changes in exchange rates as described below.

Capital gain of a noncorporate United States holder is generally taxed at preferential rates where the property is held for more than one year.

You must treat any portion of the gain or loss that you recognize on the sale or retirement of a note as ordinary income or loss to the extent attributable to changes in exchange rates. However, you take exchange gain or loss into account only to the extent of the total gain or loss you realize on the transaction.

Exchange of Amounts in Other Than U.S. Dollars

If you receive foreign currency as interest on your note or on the sale or retirement of your note, your tax basis in the foreign currency would equal its U.S. dollar value when the interest is received or at the time of the sale or retirement. If you purchase foreign currency, you generally would have a tax basis equal to the U.S. dollar value of the foreign currency on the date of your purchase. If you sell or dispose of a foreign currency, including if you use it to purchase notes or exchange it for U.S. dollars, any gain or loss recognized generally would be ordinary income or loss.

Indexed Notes

The applicable pricing supplement will discuss any special United States federal income tax rules with respect to notes the payments on which are determined by reference to any index and other notes that are subject to the rules governing contingent payment obligations.

Treasury Regulations Requiring Disclosure of Reportable Transactions

Treasury regulations require United States taxpayers to report certain transactions that give rise to a loss in excess of certain thresholds (a “Reportable Transaction”). Under these regulations, if the notes are denominated in a foreign currency, a United States holder that recognizes a loss with respect to the notes that is characterized as an ordinary loss due to changes in currency exchange rates (under any of the rules discussed above) would be required to report the loss on IRS Form 8886 (Reportable Transaction Statement) if the loss exceeds the thresholds set forth in the regulations. For individuals and trusts, this loss threshold is U.S.$50,000 in any single taxable year. For other types of taxpayers and other types of losses, the thresholds are higher. You should consult with your tax advisor regarding any tax filing and reporting obligations that may apply in connection with acquiring, owning and disposing of notes.

Information with Respect to Foreign Financial Assets

Owners of “specified foreign financial assets” with an aggregate value in excess of U.S.$50,000 (and in some circumstances, a higher threshold) may be required to file an information report with respect to such assets with their tax returns. “Specified foreign financial assets” may include financial accounts maintained by foreign financial institutions, as well as the following, but only if they are held for investment and not held in accounts maintained by financial institutions: (i) stocks and securities issued by non-United States persons, (ii) financial instruments and contracts that have non-United States issuers or counterparties, and (iii) interests in foreign entities. Holders are urged to consult their tax advisors regarding the application of this reporting requirement to their ownership of the notes.

Backup Withholding and Information Reporting

In general, if you are a noncorporate United States holder, the applicable withholding agent will be required to report to the IRS all payments of principal, any premium and interest on your note (unless you are an exempt recipient), and the accrual of OID on a discount note. In addition, the applicable withholding agent will be required to report to the IRS any payment of proceeds of the sale of your note before maturity within the United States (unless you are an exempt recipient). Additionally, backup withholding would apply to any payments, including payments of OID, if you fail to provide an accurate taxpayer identification number, or (in the case of interest payments) you are notified by the IRS that you have failed to report all interest and dividends required to be shown on your federal income tax returns.

CANADIAN TAX CONSIDERATIONS

Please refer to the statements under “Description of the Securities – Debt Securities—Canadian Taxes on Debt Securities” in the prospectus for a summary of the principal Canadian federal income tax consequences generally applicable to a holder of notes acquired pursuant to this prospectus supplement who, for the purposes of the Income Tax Act (Canada), is a Non-Resident Holder (as defined in the prospectus). Please note that such Canadian federal income tax consequences may be supplemented, amended or replaced in an applicable pricing supplement to the extent indicated therein.

PLAN OF DISTRIBUTION

Under the terms of an amended and restated distribution agreement, dated September 11, 2017, among us and the Agents, we are offering the notes on a continuous basis through the Agents severally, who have agreed to use their reasonable efforts to solicit offers to purchase the notes.

Depending on maturity, we will pay each Agent a commission from 0.125% to 0.650% of the principal amount of any note sold through the Agent as agreed upon at the time of the acceptance of an offer, unless a different commission percentage is specified in the applicable pricing supplement. The commission scale applies to notes that mature between nine months and 30 years, inclusive, from their issue date. We and the relevant Agent will determine the commission applicable to the sale of any note that matures more than 30 years from its issue date at the time of the sale and disclose it in the applicable pricing supplement.

We may also sell notes to any Agent, acting as principal, at a price equal to 100% of its principal amount less a discount to be agreed upon at the time of sale but which shall not exceed the maximum commission applicable to an agency sale of a note of identical stated maturity.

The Agent may offer the notes it has purchased as principal to other dealers at a discount. The discount allowed to any dealer will not be in excess of the discount to be received by the Agent from us.

The notes may also be resold by the Agents to investors and other purchasers from time to time in one or more transactions, including negotiated transactions, at varying prices related to prevailing market prices at the time of resale, to be determined by the Agents or, if so agreed, at a fixed public offering price.

After the initial public offering of notes to be resold to investors and other purchasers, the public offering price, in the case of notes to be resold at a fixed public offering price, the concession and discount may be changed.

We have agreed to reimburse the Agents for some expenses. The Agents and their affiliates may have had in the past and may have in the future other relationships with us including banking, financial advisory and other commercial dealings. They will have received customary fees and commissions for any such transactions.

We have reserved the right to accept, but not solicit, offers to purchase notes through additional dealers on substantially the same terms and conditions, including commission rates, as would apply to purchases of the notes to or through the Agents under the distribution agreement. The applicable pricing supplement will name the additional dealers.

We may also sell the notes directly to purchasers in those jurisdictions in which we are permitted to do so. No commission will be payable to the Agents on notes we sell directly.

We will have the sole right to accept offers to purchase notes and may reject any proposed purchase of notes in whole or in part. Each Agent will have the right, in its discretion, reasonably exercised, to reject any offer to purchase notes received by it, in whole or in part.

In connection with the offering of the notes, the Agents may purchase and sell the notes in the open market. These transactions may include over-allotment and stabilizing transactions and purchases to cover short positions created by the Agents in connection with the offering. Stabilizing transactions consist of certain bids or purchases for the purpose of preventing or retarding a decline in the market price of the notes. Short positions created by the Agents involve the sale by the Agents of a greater aggregate principal amount of notes than they are required to purchase from us in the offering. The Agents also may impose a penalty bid, whereby they may reclaim selling concessions allowed to broker-dealers in respect of the notes sold in the offering if the notes are repurchased by the Agents in stabilizing or covering transactions.

These activities may stabilize, maintain or otherwise affect the market price of the notes, which may be higher than the price that might otherwise prevail in the open market. These activities, if commenced, may be discontinued at any time. These transactions may be effected in the over-the-counter market or otherwise.

The Agents may from time to time purchase and sell notes in the secondary market but are not obligated to do so.

Each Agent may be deemed to be an “underwriter” within the meaning of the Securities Act.

We have agreed to indemnify the Agents against some civil liabilities, including liabilities under the Securities Act, or to contribute to payments that the Agents may be required to make in that respect.

The notes will not be listed on any securities exchange, and there can be no assurance as to the existence or liquidity of a secondary market for the notes.

In addition to offering notes through the Agents as described in this prospectus supplement, we may, concurrently with the offering of the notes, offer Debt Securities which are medium term notes and which may have terms substantially similar to the terms of the notes.

Other Relationships

Some of the Agents and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us or our affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions.

In addition, in the ordinary course of their business activities, the Agents and their affiliates may make or hold a broad array of investments and actively trade notes and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. If any of the Agents or their affiliates has a lending relationship with us, certain of those Agents or their affiliates routinely hedge, and certain other of those Agents or their affiliates may hedge, their credit exposure to us consistent with their customary risk management policies. Typically, these Agents and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the notes offered hereby. The Agents and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

VALIDITY OF THE NOTES

Miller Thomson LLP, Montréal, Québec, will pass upon the validity of the notes and all other matters of Canadian and Québec law and procedure on our behalf.

Norton Rose Fulbright Canada LLP, Montréal, Québec, will pass upon the validity of the notes and all other matters of Canadian and Québec law and procedure for the Agents.

Sullivan & Cromwell LLP, New York, New York, will pass upon the validity of the notes as to matters of New York law for the Agents. Sullivan & Cromwell LLP will rely as to all matters of Canadian and Québec law on the opinions of Miller Thomson LLP and Norton Rose Fulbright Canada LLP.

The opinions of Miller Thomson LLP, Norton Rose Fulbright Canada LLP and Sullivan & Cromwell LLP will be conditional upon, and subject to, some assumptions regarding:

•	future action required to be taken by us and the fiscal agent in connection with the issuance and sale of any particular note;

•	the specific terms of the notes; and

•	other matters which may affect the validity of the notes but which cannot be ascertained on the date of those opinions.

Miller Thomson LLP, Norton Rose Fulbright Canada LLP and Sullivan & Cromwell LLP have, from time to time, rendered legal services to us not connected with the offering of the notes.

U.S.$7,000,000,000

Québec

Medium-Term Notes

Series A

Due Nine Months or More from Date of Issue

PROSPECTUS SUPPLEMENT

BofA Securities

BMO Capital Markets

CIBC Capital Markets

Deutsche Bank Securities

HSBC

J.P. Morgan

RBC Capital Markets

NatWest Markets

Scotiabank

TD Securities

PROSPECTUS

U.S.$11,500,000,000

Debt Securities

Warrants

This prospectus contains summaries of the general terms of these securities. We will provide specific terms of these securities in supplements to this prospectus. You should read this prospectus and any supplement carefully before you invest. This prospectus may not be used to make offers or sales of debt securities or warrants unless accompanied by a supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is February 12, 2024.

Please note that in this prospectus, references to “we”, “our” and “us” refer to Québec.

About this Prospectus

This prospectus is part of a registration statement that Québec has filed with the Securities and Exchange Commission (the “SEC”) under a “shelf” registration process. Under this shelf process, we may, from time to time, sell any combination of debt securities (the “Debt Securities”) and warrants (the “Warrants”) described in this prospectus in one or more offerings up to a total dollar amount of U.S.$11,500,000,000. This prospectus provides you with a general description of the Debt Securities and Warrants we may offer. Each time we sell Debt Securities or Warrants under this shelf process, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. Before you invest, you should read both this prospectus and any prospectus supplement together with additional information described under “Where You Can Find More Information”.

Where You Can Find More Information

We file annual reports, amendments to annual reports and other information with the SEC. These reports include financial information about us and may be accompanied with exhibits. If we have filed any contract, agreement or other document as an exhibit to the registration statement or incorporated such document by reference, you should read the exhibit for a more complete understanding of the document or matter involved. Each statement regarding a contract, agreement or other document is qualified in its entirety by reference to the actual document.

You may read and copy any document we file with the SEC at the SEC’s public reference room in Washington, D.C. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. The registration statement and the exhibits and schedules to the registration statement are also available through the SEC’s website at http://www.sec.gov.

You may also obtain copies of these documents at prescribed rates from the Public Reference Section of the SEC at its Washington address or, without charge, from us at the address listed below.

The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring to those documents. We incorporate by reference the documents listed below:

•	our Annual Report on Form 18-K for the year ended March 31, 2023, filed with the SEC on May 15, 2023 and the exhibits thereto;

•	our Reports on Form 18-K/A filed on May 30, 2023, July 5, 2023, September 8, 2023, October 3, 2023, November 13, 2023, December 14, 2023, December 19, 2023 and January 16, 2024.

We also incorporate by reference all our future annual reports and amendments to annual reports, and any other information we file with the SEC pursuant to Sections 13(a) and 13(c) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), until we sell all of the Securities. Each time we file a document with the SEC that is incorporated by reference, the information in that document automatically updates or supersedes the information contained in previously filed documents. All of these documents incorporated by reference are filed with the SEC under File No. 002-86339.

You may request a free copy of the annual reports, amendments to annual reports and other information mentioned above by writing to the following address:

•	Québec

Ministère des Finances

Service de la documentation financière et de la conformité

Direction générale des marchés des capitaux et de la trésorerie

390, boulevard Charest Est, 7e étage

Québec, Québec

Canada G1K 3H4

Tel.: (418) 643-8141

Fax: (418) 528-0984

We are responsible for the information incorporated by reference or contained in this prospectus, any supplement to this prospectus, and any related free writing prospectus we prepare or authorize. We have not authorized anyone to provide you with different or additional information, and we take no responsibility for any other information that others may give you. We are not making an offer of these Securities in any state where the offer is not permitted by the law. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents.

Forward-Looking Statements

This prospectus, any prospectus supplement and documents incorporated by reference into this prospectus and any prospectus supplement contain forward-looking statements. Statements that are not historical facts, including statements about our beliefs and expectations, are forward-looking statements. These statements are based on current plans, estimates and projections, which may change, and therefore you should not place undue reliance on them. Forward-looking statements speak only as of the date they are made, and we undertake no obligation to update publicly any of them in light of new information or future events. Forward-looking statements involve inherent risks and uncertainties. We caution you that actual results may differ materially from those contained in any forward-looking statements.

Québec

The information set forth below is not complete and is qualified by the more detailed information contained in Québec’s Annual Report on Form 18-K for the fiscal year ended March 31, 2023, as amended from time to time, and the other documents incorporated by reference in this prospectus.

Québec is the largest by area of the ten provinces in Canada (1,667,712 square kilometers or 643,907 square miles, representing 17% of the geographical area of Canada) and the second largest by population (8.8 million, representing 22.2% of the population of Canada, as of January 2023). The population of Québec increased on average by 0.9% per year since 2018. Over the same period, the population of Canada increased on average by 1.3% per year.

Québec has a modern, developed economy. In 2022, the service sector contributed 73.9%, the manufacturing industry 12.6%, the construction industry 6.7%, the utilities industry 3.3% and the primary sector 3.7% to real GDP in chained 2012 dollars. Québec’s real GDP represented 19.4% of Canada’s real GDP in 2022. The leading service industries in Québec are community, business and personal services, finance, insurance and real estate, wholesale and retail trade, governmental services, transportation and warehousing and information and cultural services. The leading manufacturing industries in Québec are primary metal products (including aluminum smelting), food products, transportation equipment (including aircraft, motor vehicles and parts), fabricated metal products, chemical products, wood products, paper products and plastics and rubber products. Québec also has significant hydroelectric resources, generating 33.7% of the electricity produced in Canada in 2022.

Montréal and Ville de Québec, the capital of Québec, are the main centers of economic activity. Montréal is one of the important industrial, commercial and financial centers of North America and is Canada’s second largest urban area as measured by population. Port of Montréal is the leading container port in Eastern Canada and a major international port linked to more than 140 countries around the world. Situated on the St. Lawrence River, Port of Montréal provides access to the Atlantic Ocean and the inland navigation system of the Great Lakes.

French is the official language of Québec and is spoken by approximately 94% of its population.

Use of Proceeds

Unless otherwise specified in the prospectus supplement applicable to the Securities you are purchasing, which we refer to as the “prospectus supplement”, we will:

•	add the net proceeds we receive from the sale of the Securities to the Consolidated Revenue Fund of Québec to be used for general purposes; or

•	partially or entirely credit such proceeds to the Financing Fund of Québec to be used for loans to public institutions or governmental enterprises and agencies.

Description of the Securities

We may at various times offer Debt Securities and, jointly or separately, Warrants to purchase Debt Securities (collectively, the “Securities”) in distinct series. This section summarizes the material terms of the Securities which are common to all series. It does not, however, describe every aspect of the Securities.

If the terms described in this section or in the prospectus supplement differ from the terms described in the Securities (the form of which will be filed with the SEC), you should rely on the terms described in the Securities.

Debt Securities

The Debt Securities will be issued pursuant to a fiscal agency agreement to be entered into between us and a bank or trust company to be specified in the prospectus supplement, acting as fiscal agent, transfer agent, registrar and principal paying agent (in all such capacities, the “Fiscal Agent”).

The Debt Securities, when issued, will constitute our valid, binding, unsecured and unconditional obligations. We pledge our full faith and credit for the payment and performance of the Debt Securities. The Debt Securities will rank equally among themselves and with all other debt securities issued by us and outstanding at the date of the issue of the Debt Securities or in the future. They will be payable as to principal, premium, if any, and interest in lawful money of the United States of America or in any other currency or currencies specified in the prospectus supplement. Debt Securities will be payable in the City of New York at the offices of the Fiscal Agent, or in any other place specified in the prospectus supplement.

Information Specified in the Prospectus Supplement

The prospectus supplement will specify the following terms:

•	the terms of the Debt Securities, including, where applicable:

•	the designation

•	the aggregate principal amount

•	the maturity date

•	the rate or rates of any interest

•	any interest payment dates and the record dates for payment of principal and interest

•	the currency or currencies of denomination and payment

•	any index, price or formula to be used for determining the amount of any payment of principal, premium, if any, or interest

•	the denominations

•	any terms relating to the holding and transfer of Debt Securities

•	any terms for redemption, exchange, repurchase or sinking funds

•	the names of and principal amounts to be purchased by any underwriters

•	the purchase price

•	any underwriting discounts and commissions

•	any other terms of the plan of distribution.

Form, Exchange and Transfer

Unless otherwise specified in the prospectus supplement, the Debt Securities will be in fully registered form only in denominations of U.S.$5,000 and in multiples of U.S.$1,000 in excess thereof.

You may exchange your Debt Securities for other authorized denominations of the same series of equal aggregate principal amount. You may transfer and exchange your Debt Securities, free of charge, subject to any restrictions set forth below. Unless otherwise specified in the prospectus supplement, the Fiscal Agent will keep a register for the registration and transfer of Debt Securities.

Sinking Funds

If the prospectus supplement so indicates, we will agree, so long as any Debt Securities of a particular series are outstanding, to set aside, as a sinking fund for those Debt Securities on the dates set forth in the prospectus supplement, the Canadian dollar equivalent of the percentage of the principal amount of those Debt Securities indicated in the prospectus supplement. The funds so set aside will be invested in those Debt Securities, in direct or guaranteed obligations of Québec or in direct obligations of the Government of Canada, bonds of any municipality or school corporation in Québec or of institutions which are fully subsidized by the Gouvernement du Québec or in other securities as may be determined by the Ministère des Finances.

The Debt Securities offered by this prospectus may include outstanding Debt Securities that are being resold by us or by government enterprises and agencies of Québec.

Redemption

The prospectus supplement will indicate if the Debt Securities may be redeemed prior to their stated maturity.

Original Issue Discount Securities

Debt Securities may be issued as original issue discount securities to be sold at a substantial discount below their principal amount. We will describe in any prospectus supplement relating to original issue discount securities any special Canadian or U.S. Federal income tax and other considerations applicable to those Debt Securities.

Governing Law

Unless otherwise indicated in the prospectus supplement, the Debt Securities will be governed by the laws of Québec and the laws of Canada applicable therein. We will irrevocably consent to the fullest extent permitted by law to the giving of any relief (including, without limitation, the making, enforcement or execution against any property of any order or judgment) made or given in connection with any proceedings arising out of, or in connection with, the fiscal agency agreement and the Debt Securities. Information regarding jurisdiction of courts is set forth under “Jurisdiction and Enforceability” in this prospectus.

Place of Delivery

Unless otherwise indicated in the prospectus supplement, the Debt Securities will be delivered in the City of New York.

Modifications

Unless otherwise indicated in the prospectus supplement, the fiscal agency agreement and the Debt Securities may be amended by us and the Fiscal Agent without notice to or the consent of the holder of any Debt Security if the amendment:

•	cures an ambiguity;

•	cures, corrects or supplements any defective provisions contained in the fiscal agency agreement or in the Debt Securities;

•	effects the issue of further Debt Securities as described below under “Further Issues”; or

•

is considered by us and the Fiscal Agent, acting on the advice of independent counsel, necessary or desirable and not inconsistent with the fiscal agency agreement or the Debt Securities, and will not, in our reasonable opinion and that of the Fiscal Agent (with the Fiscal Agent receiving, if it so requests, an opinion of counsel satisfactory to it), adversely affect the interests of the holders of Debt Securities.

However, no modification to any Debt Security may, without the consent of the holder of that Debt Security:

•	change the stated maturity or interest payment dates of that Debt Security;

•	reduce the principal amount of or the rate of interest on that Debt Security;

•	change the currency of payment of that Debt Security;

•	impair the right to institute legal proceedings for the enforcement of any payment on that Debt Security;

•	reduce the percentage of holders of Debt Securities necessary to modify or amend the fiscal agency agreement or the terms and conditions of that Debt Security;

•	reduce the percentage of votes required for the taking of action or the quorum required at any meeting of holders of Debt Securities; or

•	reduce the percentage of outstanding Debt Securities necessary to waive any future compliance or past default.

Notices

All notices to the holders will be valid (i) in the case of certificated Debt Securities, if sent by first class mail (or equivalent) or (if posted to an overseas address) by airmail, or if delivered, to each holder (or the first named of joint holders) at each such holder’s address as it appears in the register held by the Fiscal Agent; (ii) in the case of Debt Securities represented by a Global Security, if delivered to DTC for communication by it to the persons shown in its records as having interests therein and (iii) in either case, if and so long as the Debt Securities are admitted to trading on, and listed on any stock exchange or are admitted to trading by another relevant authority, if in accordance with the rules and regulations of the relevant stock exchange or other relevant authority. Any such notice shall be deemed to have been given on the date of such delivery or, in the case of mailing, on the fourth weekday following such mailing.

Further Issues

We may from time to time without the consent of the holders of the Debt Securities of any given series create and issue further debt securities having the same terms and conditions as the outstanding Debt Securities of such series (or in all respects except for the payment of interest accruing prior to the issue date of such further Debt Securities or except for the first payment of interest thereon), and such further debt securities shall be consolidated and form a single series with the outstanding Debt Securities of such series. Any further debt securities forming a single series with the outstanding Debt Securities of such series shall be issued with the benefit of, and subject to, an agreement supplemental to, the fiscal agency agreement.

Book-Entry System

The prospectus supplement that relates to the Debt Securities you purchase will specify whether those Debt Securities will be represented by one or more fully registered global securities (each, a “Global Security”). Global Securities will be deposited with, or on behalf of, The Depository Trust Company, New York, New York (“DTC”) or any other depositary or depositaries identified in the prospectus supplement. These depositaries may include CDS Clearing and Depository Services Inc. (“CDS”), Euroclear S.A./N.V. (“Euroclear”) or Clearstream Banking, S.A. (“Clearstream, Luxembourg”). A Global Security will be registered in the name of the relevant depositary or its nominee.

Except as described below, a Global Security may be transferred, in whole or in part, only to the relevant depositary or its nominee. Upon the issuance of a Global Security, we expect that the relevant depositary will credit, on its book-entry registration and transfer system, the respective principal amounts of the Debt Securities represented by that Global Security to the accounts of institutions that have accounts with the depositary (“Participants”). The accounts to be credited will be designated by the underwriters, dealers or agents, or by us, in the case of Debt Securities that we sell directly. Ownership of beneficial interests in that Global Security will be limited to Participants or persons that may hold interests through Participants. Ownership of beneficial interests in that Global Security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the relevant depositary (with respect to interests of Participants) and on the records of Participants (with respect to interests of persons other than Participants). Owners of beneficial interests in a Global Security may incur fees for the maintenance and operation of the book-entry system where that Global Security is held with DTC. The laws of some states require that some purchasers of securities take physical delivery of those securities in definitive form. Those laws may impair the ability to transfer beneficial interests in a Global Security.

Any payment of principal, premium or interest due on the Debt Securities on any interest payment date or at maturity will be made available by us to the Fiscal Agent, as principal paying agent, or any other paying agent identified in the prospectus supplement, on that date. The paying agent will make those payments to the relevant depositary in accordance with existing arrangements between the paying agent and that depositary. We expect that the depositary, upon receipt of any payment of principal, premium or interest, will credit Participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the Global Security as shown on the records of the depositary. We also expect that payments by Participants to owners of beneficial interests in the Global Security held through those Participants will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name”, and will be the responsibility of those Participants. Neither we nor the paying agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a Global Security or for maintaining, supervising or reviewing any records relating to those beneficial ownership interests.

So long as a depositary (or its nominee) is the registered owner of a Global Security, that depositary (or nominee) will be considered the sole owner and holder of the Debt Securities represented by that Global Security for all purposes of the Debt Securities. Except as provided below, or as may be specified in the prospectus supplement, owners of beneficial interests in a Global Security will not be entitled to have the Debt Securities represented by that Global Security registered in their names, will not be entitled to receive physical delivery of certificated Debt Securities in definitive form upon exchange or otherwise and will not be considered the owners or holders of any Debt Securities represented by a Global Security. Accordingly, each person owning a beneficial interest in a Global Security must rely on the procedures of the relevant depositary and, if that person is not a Participant, on the procedures of the Participant through which that person holds its interest, to exercise any rights of a holder of Debt Securities. We understand that, under existing industry practice, if an owner of a beneficial interest in a Global Security desires to take any action the relevant depositary (or nominee) as the holder of that Global Security is entitled to take, the depositary would authorize the Participants to take that action, and the Participants would authorize beneficial owners owning through those Participants to take that action or would otherwise act upon the instructions of beneficial owners owning through them.

Except as otherwise set forth in the prospectus supplement, a Global Security may not be transferred except as a whole by the relevant depositary to a nominee of the depositary or by a nominee of the depositary to the depositary or any other nominee of the depositary, or by the depositary or the nominee to another depositary or its nominee or to a successor of the depositary or a nominee of the successor. Debt Securities represented by a Global Security are exchangeable for certificated debt securities of like tenor and of an equal aggregate principal amount in denominations of U.S.$5,000 (or other minimum denomination specified in the prospectus supplement) and in multiples of U.S.$1,000 in excess thereof, only if:

•

the relevant depositary notifies us that it is unwilling or unable to continue as depositary for the Global Security, or ceases to be a clearing agency registered under the Exchange Act at a time when it is required to be so registered, and we do not appoint a successor depositary within 90 days after receiving that notice or becoming aware that the depositary is no longer so registered;

•	in our discretion at any time, we determine not to have the Debt Securities represented by a Global Security;

•

upon request by any owner of a beneficial interest in a Global Security after an event of default entitling the holder of the Global Security to accelerate the maturity of the related Debt Securities has occurred and is continuing; or

•	in other events as may be specified in the prospectus supplement.

Any Debt Security that is exchangeable pursuant to the preceding sentence is to be exchanged for certificated debt securities registered in the names that the relevant depositary shall direct. Certificated debt securities may be presented for registration of transfer or exchange at the office of the Fiscal Agent in the City of New York or any other place specified in the prospectus supplement, and principal, premium, if any, and interest will be payable at that office of the paying agent, provided that interest may be paid by check mailed to the registered holders of the Debt Securities to their addresses appearing in the security register.

Transfers of beneficial interests in a Global Security

Unless otherwise indicated in the prospectus supplement, transfers of beneficial interests in a Global Security between participants within CDS, Euroclear and Clearstream, Luxembourg, and between CDS, Euroclear and Clearstream, Luxembourg participants, will be effected in accordance with procedures established for this purpose from time to time by CDS, Euroclear and Clearstream, Luxembourg. Such beneficial interests may be transferred between DTC participants in accordance with procedures established for this purpose from time to time by DTC.

Clearing and Settlement

Unless otherwise specified in the prospectus supplement, the clearing and settlement of Securities will be as set forth below.

Although DTC, CDS, Euroclear and Clearstream, Luxembourg have agreed to the procedures provided below in order to facilitate transfers of Securities among participants of DTC, CDS, Euroclear and Clearstream, Luxembourg, they are under no obligation to perform or continue to perform such procedures and such procedures may be modified or discontinued at any time. Neither we nor the Fiscal Agent will have any responsibility for the performance by DTC, CDS, Euroclear or Clearstream, Luxembourg or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

DTC, CDS, Euroclear and Clearstream, Luxembourg have advised us as follows:

DTC. DTC is a limited-purpose trust company organized under the laws of the State of New York, a “banking organization” within the meaning of New York banking law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities of its Participants and to facilitate the clearance and settlement of securities transactions, like transfers and pledges, among its Participants in those securities through electronic book-entry changes in accounts of the Participants, thereby eliminating the need for physical movement of securities certificates. DTC’s Participants include securities brokers and dealers, banks, trust companies, clearing corporations and other types of organizations, some of whom (and/or their representatives) own DTC. Access to the DTC book-entry system is also available to others that clear through or maintain a custodial relationship with a Participant, either directly or indirectly. DTC agrees with and represents to its Participants that it will administer its book-entry system in accordance with its rules and by-laws and requirements of law. The rules applicable to DTC and its Participants are on file with the SEC.

If depositaries other than DTC are appointed, additional information with respect to those depositaries will be set forth in the prospectus supplement.

CDS. CDS Clearing and Depository Services Inc. (“CDS”) is Canada’s national securities depositary, clearing and settlement hub supporting Canada’s equity, fixed income and money markets. services organization. Functioning as a service utility for the Canadian financial community, CDS provides a variety of computer automated services for financial institutions and investment dealers active in domestic and international capital markets. CDS participants (“CDS Participants”) include banks, investment dealers and trust companies, and may include the underwriters. Indirect access to CDS is available to other organizations that clear through or maintain a custodial relationship with a CDS Participant. Transfers of ownership and other interests, including cash distributions, in bonds in CDS may only be processed through CDS Participants and will be completed in accordance with existing CDS rules and procedures. CDS operates in Montreal, Toronto, Calgary and Vancouver to centralize securities clearing functions through a central securities depositary.

CDS is wholly-owned by The Canadian Depository for Securities Limited, a private corporation wholly owned by TMX Group Limited. CDS is the exclusive clearing house for equity trading on the Toronto stock exchange and also clears a substantial volume of “over-the-counter” trading in equities and bonds.

Euroclear. Euroclear was created in 1968 to hold securities for participants of Euroclear (“Euroclear Participants”) and to clear and settle transactions between Euroclear Participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear includes various other services, including securities lending and borrowing and interfaces with domestic markets in several markets in several countries. Euroclear is operated by Euroclear Bank SA/NV (the “Euroclear Operator”), under contract with Euro-clear Clearance Systems S.C., a Belgian cooperative corporation (the “Cooperative”). All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator, not the Cooperative. The Cooperative establishes policy for Euroclear on behalf of Euroclear Participants. Euroclear Participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the underwriters. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear Participant, either directly or indirectly.

The Euroclear Operator is regulated and examined by the Belgian Banking Commission.

Distributions with respect to Securities held beneficially through Euroclear will be credited to the cash accounts of Euroclear Participants in accordance with its rules and procedures to the extent received by the U.S. depositary for Euroclear.

Clearstream, Luxembourg. Clearstream, Luxembourg is incorporated under the laws of Luxembourg as a professional depositary. Clearstream, Luxembourg holds securities for its participating organizations (“Clearstream, Luxembourg Participants”) and facilitates the clearance and settlement of securities transactions between Clearstream, Luxembourg Participants through electronic book-entry changes in accounts of Clearstream, Luxembourg Participants, thereby eliminating the need for physical movement of certificates. Clearstream, Luxembourg provides Clearstream, Luxembourg Participants with, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream, Luxembourg interfaces with domestic markets in several countries. As a professional depositary, Clearstream, Luxembourg is subject to regulation by the Luxembourg Monetary Institute. Clearstream, Luxembourg Participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations, and may include the underwriters. Indirect access to Clearstream, Luxembourg is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream, Luxembourg Participant either directly or indirectly.

Distributions with respect to Securities held beneficially through Clearstream, Luxembourg will be credited to cash accounts of Clearstream, Luxembourg Participants in accordance with its rules and procedures to the extent received by the U.S. depositary for Clearstream, Luxembourg.

Settlement and Transfers

Customary settlement procedures will be followed for participants of each system at initial settlement. Settlement procedures applicable to the domestic United States dollar market will be followed for primary market purchasers which are participants in DTC, and Securities will be credited to their securities accounts on the settlement date against payment in U.S. dollars in same-day funds. Settlement procedures applicable to book-based Canadian domestic bonds will be followed for primary market purchasers which are CDS participants, and Securities will be credited to their securities accounts on the settlement date against payment for value on the settlement date. Settlement procedures applicable to conventional eurobonds in registered form will be followed for primary market purchasers which are Euroclear or Clearstream, Luxembourg Participants, and Securities will be credited to their securities accounts on the business day following the settlement date against payment for value on the settlement date.

Secondary market trading between DTC Participants will occur in the ordinary way in accordance with DTC rules and will be settled in immediately available funds. Secondary market trading between CDS Participants will occur in the ordinary way in accordance with market conventions applicable to transactions in book-based Canadian domestic bonds. Secondary market trading between Clearstream, Luxembourg Participants and/or Euroclear Participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream, Luxembourg and Euroclear and will be settled using the procedures applicable to conventional eurobonds in immediately available funds.

Cross-market transfers between persons holding directly or indirectly through DTC, on the one hand, and directly or indirectly through CDS Participants, Clearstream, Luxembourg Participants or Euroclear Participants, on the other, will be effected in DTC in accordance with DTC rules; however, such cross-market transactions will require delivery of instructions to the relevant clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines. The relevant clearing system will, if a transaction meets its settlement requirements, deliver instructions to DTC directly or through its U.S. depositary to take action to effect final settlement on its behalf by delivering or receiving Securities in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. CDS Participants, Clearstream, Luxembourg Participants and Euroclear Participants may not deliver instructions directly to DTC or the respective U.S. depositaries of Euroclear or Clearstream, Luxembourg.

Because of time zone differences, credits of Securities received in Clearstream, Luxembourg or Euroclear as a result of a transaction with a DTC Participant will be made during subsequent securities settlement processing and dated the business day following the DTC settlement date. Such credits or any transactions in such Securities settled during such processing will be reported to the relevant Clearstream, Luxembourg Participants or Euroclear Participants on such business day. Cash received in Clearstream, Luxembourg or Euroclear as a result of sales of Securities by or through a Clearstream, Luxembourg Participant or a Euroclear Participant to a DTC Participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream, Luxembourg or Euroclear cash account only as of the business day following settlement in DTC.

Cross-market transfers between CDS Participants, Euroclear Participants, and Clearstream, Luxembourg Participants will be effected in DTC. When Securities are to be transferred from the account of a CDS Participant to the account of a Euroclear Participant or Clearstream, Luxembourg Participant, the CDS Participant will transmit instructions to CDS on the settlement date. The Euroclear Participant or Clearstream, Luxembourg Participant will transmit instructions to Euroclear or Clearstream, Luxembourg at least one business day before the settlement date. One business day before the settlement date, Clearstream, Luxembourg, and on the settlement date Euroclear, will transmit trade instructions to its respective U.S. depositary. The beneficial interest in the Securities of any series and payments for such beneficial interests will be transferred in DTC by CDS and the respective U.S. depositaries for Euroclear and Clearstream, Luxembourg.

Canadian Taxes on Debt Securities

In the opinion of our counsel, Miller Thomson LLP, and of Norton Rose Fulbright Canada LLP, Canadian counsel for the underwriters or agents, if any, the following summary describes the principal Canadian federal income tax considerations generally applicable to a beneficial owner of Debt Securities acquired pursuant to this Prospectus who, for the purposes of the Income Tax Act (Canada) (the “Act”), and at all relevant times: (i) is not and is not deemed to be a resident of Canada; (ii) does not use or hold and is not deemed to use or to hold the Debt Securities in the course of carrying on a business in Canada; and (iii) is not an insurer carrying on an insurance business in Canada and elsewhere (a “Non-Resident Holder”).

This summary is based upon the provisions of the Act in force on the date hereof and the regulations thereunder (the “Regulations”), proposed amendments to the Act and the Regulations in the form publicly announced prior to the date hereof by the Minister of Finance for Canada and the current administrative and assessing practices and policies of the Canada Revenue Agency. This summary assumes that all such proposed amendments will be enacted in their present form and does not take into account or anticipate any other changes in law, whether by legislative, governmental or judicial action, nor does it take into account provincial, territorial or foreign income tax considerations. No assurances can be given that changes in law or administrative practices or future court decisions will not affect the tax treatment of a Non-Resident Holder.

This summary is of a general nature only, is not exhaustive of all Canadian federal income tax considerations and is not intended to be, nor should it be construed to be, legal or tax advice to any particular Non-Resident Holder. Prospective Non-Resident Holders are advised to consult their own tax advisers with respect to their particular circumstances.

Interest on a Debt Security paid or credited or deemed to be paid or credited by Québec (including amounts on account or in lieu of payment of, or in satisfaction of, interest) to a Non-Resident Holder will not be subject to Canadian non-resident withholding tax, unless all or any portion of such interest (other than any such interest that is payable on a “prescribed obligation” described below) is: (i) contingent or dependent on the use of or production from property in Canada, or (ii) is computed by reference to (a) revenue, profit, cash flow, commodity price or any other similar criterion (the “Criteria”), or (b) dividends paid or payable to shareholders of any class or series of shares of the capital stock of a corporation. A “prescribed obligation” for these purposes is a debt obligation the terms or conditions of which provide for an adjustment to an amount payable in respect of the obligation for a period during which the obligation was outstanding that is determined by reference to a change in the purchasing power of money and no amount payable in respect of which is: (i) contingent or dependent upon the use of, or production from, property in Canada, or (ii) computed by reference to: (a) any of the Criteria, other than a change in the purchasing power of money, or (b) dividends paid or payable to shareholders of any class or series of shares of the capital stock of a corporation. The applicability of the foregoing exception to a particular series of Debt Securities may be dealt with, as necessary, in the prospectus supplement relating to such Debt Securities.

Generally, there are no other taxes on income (including capital gains) payable in respect of a Debt Security or interest or premium thereon by a Non-Resident Holder.

Warrants

We may issue, together with any Debt Securities offered by a prospectus supplement or separately, Warrants for the purchase of other Debt Securities. The Warrants will be issued under warrant agreements to be entered into between us and a bank or trust company, as warrant agent, all as set forth in the prospectus supplement relating to a particular issue of Warrants. That prospectus supplement will set forth:

•	the terms of the Debt Securities purchasable upon exercise of the Warrants;

•	the principal amount of Debt Securities purchasable upon exercise of one Warrant, the exercise price and the procedures for, and conditions to, exercise for purchasing those Debt Securities;

•	the dates on which the right to exercise the Warrants will commence and expire;

•	the date, if any, on and after which the Warrants and the related Debt Securities will be separately transferable; and

•	whether the Warrants represented by Warrant certificates will be issued in registered or bearer form, and if registered, where they may be transferred and registered.

Unless otherwise indicated in the prospectus supplement, the Warrants will be governed by the laws of Québec and the laws of Canada applicable therein. Unless otherwise indicated in the prospectus supplement, the Warrants will be delivered in the City of New York.

Any tax considerations applicable to Warrants will be disclosed in the prospectus supplement.

Jurisdiction and Enforceability

We will appoint the Delegate General of Québec in New York, One Rockefeller Plaza, 26th Floor, New York, New York 10020-2102, as our authorized agent upon whom process may be served in any action based on the Securities which may be instituted in any State or Federal court in the City of New York by the holder of any Security, and will expressly waive any immunity to service of process regarding any action to which the Delegate General of Québec might otherwise be entitled. This appointment will be irrevocable until all amounts in respect of the Securities have been paid, except that, if for any reason the designated agent ceases to be able to act as the authorized agent or no longer has an address in the City of New York, we will appoint another person or persons in the City of New York as our authorized agent. We will expressly accept the non-exclusive jurisdiction of any State or Federal Court in the City of New York or any competent Court in Québec in any action based upon the Securities instituted in any such Court and will irrevocably waive, to the fullest extent permitted by applicable law, any immunity from the jurisdiction of any such Court to which we might otherwise be entitled.

We may be sued in the courts of Québec, and no applicable law requires the consent of any public official or authority for proceedings to be brought or judgment to be obtained against us arising out of or relating to obligations under the Securities. In addition, no immunity from legal proceedings is available to us in any action in those courts, irrespective of whether a party to the action or the holder of Securities is or is not resident within Québec or is or is not a citizen of Canada.

Although any judgment obtained in an action brought in the courts of Québec against us may not be enforced by execution, applicable statutes provide that whenever we are condemned by a judgment that has become definitive to pay a sum of money, the Ministre des Finances, after having received a certified copy of the judgment, shall pay the amount due out of the money at his or her disposal for that purpose or, failing that, out of the Consolidated Revenue Fund of Québec.

In enforcing a foreign judgment in foreign currency, a Québec court will convert into Canadian currency at the rate of exchange prevailing on the date the foreign judgment became enforceable at the place where it was rendered. There is no currency indemnity in the terms and conditions of the Securities to make an investor whole for any difference in the exchange rate between the date the foreign judgment became enforceable where it was made and the date of its enforcement by a Québec court.

Plan of Distribution

We may sell Securities to or through underwriters, and also may sell Securities directly to other purchasers or through agents.

The distribution of the Securities may be effected from time to time in one or more transactions at:

•	a fixed price or prices, which may be changed;

•	prices related to prevailing market prices; or

•	negotiated prices.

The distribution may be effected in the United States and/or in any one or more other jurisdictions where permitted by law, as specified in the prospectus supplement.

In connection with the sale of Securities, underwriters or agents may receive compensation from us or from purchasers of Securities for whom they may act as agents, in the form of discounts, concessions or commissions. Underwriters, dealers and agents who participate in the distribution of Securities may be deemed to be underwriters, and any discounts or commissions received by them from us and any profit on the resale of Securities by them may be deemed to be underwriting discounts and commissions under the Securities Act of 1933, as amended (the “Securities Act”). The prospectus supplement will identify these underwriters or agents, and will describe the compensation received from us.

Under agreements which we may enter into, dealers and agents who participate in the distribution of Securities may be entitled, and we have agreed that underwriters, if any, will be entitled, to indemnification by us against certain liabilities, including liabilities under the Securities Act.

Debt Record

We have never defaulted on the payment of principal of or interest on any of our obligations. Payments have been made when due, subject during wartime to any applicable laws and regulations forbidding such payments.

Authorized Agent

Our authorized agent in the United States is the Delegate General of Québec in New York, One Rockefeller Plaza, 26th Floor, New York, New York 10020-2102.

Validity of the Securities

Miller Thomson LLP, Montréal, Québec, will pass upon the validity of the Securities and all other matters of Canadian and Québec law and procedure on our behalf. The validity of the Securities and all other matters of Canadian and Québec law and procedure will be passed upon for the underwriters or agents, if any, by Norton Rose

Fulbright Canada LLP, Montréal, Québec. The validity of the Securities will be passed upon as to matters of New York law for the underwriters or agents, if any, by Sullivan & Cromwell LLP, New York, New York, who will rely as to all matters of Canadian and Québec law on the opinions of the aforementioned two firms.

Miller Thomson LLP, Norton Rose Fulbright Canada LLP and Sullivan & Cromwell LLP have, from time to time, rendered legal services to us not connected with the offering of the Securities.

Official Statements

The information set forth or incorporated by reference herein, except for the information appearing under “Plan of Distribution”, was supplied by the Ministre des Finances du Québec, in its official capacity, duly authorized therefor.